UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)

Filed by the Registrant ☒ Filed by a
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Onl y (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

BREWHOUSE
RESTAURANT BREWHOUSE

2023

PROXY STATEMENT

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 15, 2023

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Thursday, June 15, 2023, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

We are holding the meeting to:

(1)	Elect eleven members of our Board of Directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Approve, on an advisory and non-binding basis, the frequency of future advisory shareholder votes on executive compensation;

(3)	Approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers;

(4)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2023; and

(5)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

If you owned our common stock at the close of business on April 18, 2023 (the “Record Date”), you may attend and vote at the meeting. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for fiscal 2022. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to vote your shares as early as possible by mail, telephone or internet as instructed on your proxy card or Notice.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the final vote at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and BJ’s Restaurants, Inc.’s management team, thank you for your support.

Sincerely,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 28, 2023

Huntington Beach, California

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. To the extent attendance is in person, shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Information Concerning Solicitation of Proxies and Voting

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 15, 2023

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. with respect to our 2023 Annual Meeting of Shareholders and adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 15, 2023, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished to each shareholder and is solicited on behalf of our Board of Directors for use at the Annual Meeting. The proxy materials, including this Proxy Statement, proxy card and our Annual Report for fiscal 2022, are being distributed and made available on or about April 28, 2023. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2023 Annual Meeting. Please read it carefully.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 28, 2023, to our shareholders who owned our common stock at the close of business on April 18, 2023 (the “Record Date”). Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions on the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation materials to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $10,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or by electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the proxy card provided to them and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on

1	2023 Proxy Statement

Solicitation and Revocation of Proxies

June 14, 2023. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all eleven of the nominee-directors specified herein; (ii) FOR the approval of the proposal to conduct future advisory votes on executive compensation EVERY YEAR (on an advisory and non-binding basis), (iii) FOR the approval of the compensation of Named Executive Officers (on an advisory and non-binding basis); and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors, and each of them is one of our officers.

Your execution of a proxy card or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to approve the frequency of future advisory shareholder votes on executive compensation (on an advisory and non-binding basis), and the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor for our 2023 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have, or has but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you do not vote your shares for one or more of the director nominees (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to approve the frequency of future advisory shareholder votes on executive compensation (on an advisory and non-binding basis), the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), and the proposal to ratify the selection of KPMG LLP as our independent auditor, selecting abstain

BJ’s Restaurants, Inc.	2

Solicitation and Revocation of Proxies

when voting will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement and the Annual Report for Fiscal 2022 may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDER VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, on the Record Date, which is the close of business on April 18, 2023, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 23,529,573 shares of Common Stock issued and outstanding, with one vote per share.

With respect to the election of directors, assuming a quorum is present, the eleven candidates receiving the highest number of votes are elected. See “Election of Directors.” To approve the proposal to approve the frequency of future advisory shareholder votes on executive compensation (on an advisory and non-binding basis), the proposal to approve compensation of Named Executive Officers (on an advisory and non-binding basis), and the proposal to ratify the appointment of KPMG LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

3	2023 Proxy Statement

Proposal 1: Election of Directors  •  Director Nomination Process

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven nor more than thirteen in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at twelve and will be reduced to eleven effective upon the election of directors at the Annual Meeting.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, eleven directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting, and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The eleven nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Corporate Governance – Majority Voting Policy” below.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one nominee or spread their votes among two or more nominees as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. The Board may periodically retain search firms to assist in identifying and evaluating potential candidates for our Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

The Governance and Nominating Committee considers whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as

BJ’s Restaurants, Inc.	4

Proposal 1: Election of Directors  •  Director Nomination Process

directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	NASDAQ listing requirements and applicable state and federal laws or regulations relating to Board composition; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, team members, guests, other stakeholders, and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of independent and non-independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors relating to Board diversity, including but not limited to the sex, gender identity, race, ethnicity, geography and age of prospective nominees. The Board is committed to increasing its diversity as the Board expects to reduce its total size due to retirements over the next three years and through the recruitment of qualified members with diverse backgrounds to fill Board vacancies as they occur, in anticipation of achieving at least 30 percent gender diversity by the next shareholder meeting.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, interview the prospective nominee(s) in person or by telephone. After completing this evaluation and interview, the Committee makes a

5	2023 Proxy Statement

Proposal 1: Election of Directors  •  Director Nomination Process

recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We have entered into an employment agreement with Mr. Levin that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

Relationship with BJ’s Act III, LLC

On May 5, 2020, we completed the sale of 375,000 shares of common stock and a warrant to purchase up to 875,000 shares of common stock to SC 2018 Trust, LLC (“SC LLC”). Following the closing of such sale, SC LLC contributed the purchased shares and warrant to BJ’s Act III, LLC, a newly formed subsidiary of Act III Holdings, LLC, which is owned by SC LLC and other limited liability companies either controlled by Ronald M. Shaich or wholly owned by trusts established by Ronald M. Shaich.

SC LLC and BJ’s Act III, LLC are parties to an Amended and Restated Investor Rights Agreement, dated November 24, 2020 (the “Investor Rights Agreement”), pursuant to which they (and any transferees who agree to become parties thereto) (together, the “Investors”) were granted certain rights and obligations which include the following:

Board Observer. The Investors have the right to designate one person (the “Observer”) to serve as an observer at meetings of the Board and at meetings of the Governance and Nominating Committee; provided that the Investors shall not have the right to designate an Observer during any period in which a director suggested by the Investors is serving as a member of the Board or the Governance and Nominating Committee, respectively (an “Investor Approved Board Member”). We have no obligation to nominate or appoint as a director any person suggested by the Investors or to continue to nominate Mr. Pascal for election. Investors’ right to designate an Observer shall terminate at such time as Investors fail to collectively beneficially own the lesser of 4.25% of the then outstanding common stock or rights convertible or exercisable into common stock (on an as-converted or exercised basis) or 187,500 shares of common stock (the “Ownership Threshold”).

Standstill. Until the later of May 5, 2023, or at such time as the Investors no longer meet the Ownership Threshold, the Investors are prohibited from, among other things, (i) effecting a tender offer, merger or acquisition of the Company, (ii) soliciting proxies or seeking a director/management change in the Company, and (iii) acquiring securities, assets or indebtedness of the Company in connection with any of the actions described in clauses (i) and (ii) above (collectively, the “Standstill Provisions”); provided, however, that if an Investor Approved Board Member is no longer serving as a member of the Board for reasons other than such person’s voluntary resignation, incapacity or death (and no Investor Approved Board Member is appointed following such resignation, incapacity or death), the Standstill Provisions shall terminate on the earlier of May 5, 2023, or at such time as the Investors no longer meet the Ownership Threshold.

On April 13, 2023, we entered into an agreement with the Investors to terminate the Investor Rights Agreement effective upon completion of the Annual Meeting. At such time, the Investors will no longer have Board Observation Rights or be subject to the Standstill Provisions.

On January 17, 2022, we entered into a consulting agreement for services relating to certain off-premise sales building initiatives with Act III Management, LLC, an affiliate of BJ’s Act III, LLC, for $100,000, with a possible additional phase for $45,000. During fiscal 2022, we moved forward with the additional phase, and in October we signed an extension to the agreement for a second additional phase for $50,000, bringing the total agreement to $195,000. All phases were completed and the agreement expired on December 31, 2022.

BJ’s Restaurants, Inc.	6

Proposal 1: Election of Directors  •  Director Nominees

Director Nominees

Director Nominee Highlights.

Independent Directors		Tenure		Age

	Gender		Ethnic Diversity

Board Nominee Diversity Matrix (As of April 28, 2023)

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	8	—	—

Part II: Demographic Background

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	—	—	—

Hispanic or Latino	—	1	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	6	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did not disclose demographic background	—

7	2023 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

We remain committed to diversity on our Board and expect that as certain of our directors reach retirement age, our overall Board composition will more closely reflect the diversity of our team members and guests.

Director Nominee Biographies and Qualifications. The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age

Gerald W. Deitchle	Chairman of the Board, BJ’s Restaurants, Inc.	71

Gregory S. Levin	Chief Executive Officer and President, BJ’s Restaurants, Inc.	55

Peter A. Bassi	Retired Chairman, Yum! Restaurants International	73

Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer, Six Flags Theme Parks	74

Bina Chaurasia	Chief Administrative and Operating Officer, Tanium	60

James A. Dal Pozzo	Former Chairman of the Board and Chief Executive Officer, The Jacmar Companies	64

Noah A. Elbogen	Partner and Chief Financial Officer, Act III Holdings, LLC	40

Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner, LMR Advisors	64

Julius W. Robinson, Jr.	Chief Sales and Marketing Officer (United States and Canada), Marriott International, Inc.	50

Janet M. Sherlock	Chief Digital and Technology Officer, Ralph Lauren Corporation	57

Gregory A. Trojan	Retired Chief Executive Officer, BJ’s Restaurants, Inc.	63

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE (Chairman of the Board)
Age: 71 Director since 2004 Committees: • N/A	Director Qualifications: With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 45 years of executive and financial management experience with large, national restaurant and retail companies, both privately held and publicly held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

Biography: Mr. Deitchle has been a member of our Board of Directors since November 2004, and has served as our Chairman of the Board since June 2008. Since February 2013, Mr. Deitchle has been managing member of Restaurant Advisory Services LLC, which specializes in advising both public and privately-held chain restaurant companies. Mr. Deitchle served as our Chief Executive Officer from February 2005 until his retirement in February 2013, and as our President from February 2005 until December 2012. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., which previously owned, operated and franchised the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated (NASDAQ: CAKE), an operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle previously served on the Board of Directors of Fogo de Chao, Inc. (formerly NASDAQ: FOGO), an operator of Brazilian-style steakhouses that became a private company in 2018.

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Proposal 1: Election of Directors  •  Director Nominees

GREGORY (“GREG”) S. LEVIN
Age: 55 Director since 2021 Committees: • N/A	Director Qualifications: With experience as our President since January 2018 and as our Chief Financial Officer from September 2005 through August 2021, in addition to over 20 years of executive and financial management experience with large, national restaurant companies, both privately held and publicly held, the Board believes Mr. Levin has the necessary background and experience to lead the development and execution of our longer-term strategic positioning and expansion plans, as well as our shorter-term tactical plans.

Biography: Mr. Levin has served as our Chief Executive Officer, President and as a member of our Board of Directors since September 2021 and previously served as our President, Chief Financial Officer and Secretary from January 2018 through August 2021. He previously served as our Executive Vice President, Chief Financial Officer and Secretary from June 2008 to December 2017, as our Executive Vice President and Chief Financial Officer from October 2007 to May 2008, and as Chief Financial Officer from September 2005 to September 2007. From February 2004 to August 2005, Mr. Levin served as Chief Financial Officer and Secretary of SB Restaurant Company, a privately held company that operated the Elephant Bar Restaurants. From 1996 to 2004, Mr. Levin was employed by California Pizza Kitchen, Inc., operator and licensor of casual dining restaurants, with his last position as Vice President, Chief Financial Officer and Secretary. Earlier in his career, he served as an audit manager with Ernst & Young LLP.

PETER (“PETE”) A. BASSI (Lead Independent Director)
Age: 73 Director since 2004 Committees: • Audit • Compensation • Governance and Nominating (Chair)	Director Qualifications: As a former senior executive officer of one of the largest publicly held restaurant companies in the United States with extensive public company directorship experience, as well as extensive marketing knowledge and expertise from his over 40 years in the food and beverage industry, Mr. Bassi brings uniquely suited management experience to the Board. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Bassi has been a member of our Board of Directors since September 2004, and currently serves as our Lead Independent Director. Mr. Bassi served as Chairman of Yum! Restaurants International (also known as “YRI”) from June 1997 until his retirement in 2005. YRI was the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants and was created in 1997 in a spin-off from PepsiCo, Inc. Prior to leading YRI, he was in charge of YRI’s Asian business. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves on the Board of Directors of Yum China (NASDAQ: YUMC). From 2009 to 2019, Mr. Bassi served on the Board of Directors of Potbelly Sandwich Works (NASDAQ: PBPB), and from 2015 to 2018, Mr. Bassi served on the Board of Directors of Mekong Capital, a Vietnamese private equity firm.

9	2023 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

LARRY D. BOUTS
Age: 74 Director since 2004 Committees: • Audit (Chair) • Compensation	Director Qualifications: Mr. Bouts has extensive management and financial experience as a former senior executive of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Bouts has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while it was a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

BINA CHAURASIA
Age: 60 Director since 2020 Committees: • Compensation	Director Qualifications: Ms. Chaurasia has extensive human resource experience from her over 20 years in senior leadership and executive management positions. We believe her experience provides substantial insight to the Compensation Committee with respect to issues regarding our valuable human capital and the human resources elements of our business.

Biography: Ms. Chaurasia has been a member of our Board of Directors since November 2020. Since August 2017, Ms. Chaurasia has worked at Tanium, a privately held endpoint security and systems management company based in Emeryville, California. She currently serves as Chief Administrative and Operating Officer, where she is responsible for human resources, strategy, global enablement, procurement, information technology, legal and real estate. Prior to this role, Ms. Chaurasia served as Chief People Officer at Tanium. Ms. Chaurasia previously served as Chief Human Resources Officer at Ericsson from 2010 to 2016, Vice President of Global Talent for Hewlett-Packard from 2007 to 2010, and Vice President of Global Human Resources at Gap Inc. from 2003 to 2007. Ms. Chaurasia also previously held senior human resource leadership roles at PepsiCo-Yum! and at Sun Microsystems.

BJ’s Restaurants, Inc.	10

Proposal 1: Election of Directors  •  Director Nominees

JAMES (“JIM”) A. DAL POZZO
Age: 64 Director since 2001 Committees: • Audit • Governance and Nominating	Director Qualifications: Mr. Dal Pozzo’s experience as the Chairman of the Board and former Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo is a Certified Public Accountant, and his significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Dal Pozzo has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo served as Chairman of the Board of The Jacmar Companies, a food distribution company servicing restaurants in California and Nevada, from January 2013 to December 2019, as Chief Executive Officer from January 2013 to December 2017, as President from 1993 to January 2013, and as Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for The Jacmar Companies, Mr. Dal Pozzo served as Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

NOAH A. ELBOGEN
Age: 40 Director since 2014 Committees: • Audit • Compensaton	Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from nearly 20 years as an institutional investor, equity research analyst, public company director, and senior executive focused primarily on the restaurant industry. Mr. Elbogen’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Elbogen has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as a Partner and Chief Financial Officer of Act III Holdings, LLC, which he joined in May 2019. From August 2016 to June 2019, Mr. Elbogen served as Managing Member and Chief Executive Officer of Misada Capital Group LLC. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen served as Director at Papa Murphy’s Holdings, Inc. (formerly NASDAQ: FRSH) from December 2017 to May 2019.

11	2023 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

LEA ANNE S. OTTINGER
Age: 64 Director since 2010 Committees: • Compensation (Chair) • Governance and Nominating	Director Qualifications: Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions, which benefits the Board and Compensation Committee. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, Board oversight, strategic planning, and audit functions.

Biography: Ms. Ottinger has been a member of our Board of Directors since August 2010. In 1998, Ms. Ottinger founded LMR Advisors, where she serves as a strategic business consultant supporting growth-oriented businesses primarily in the consumer/retail sector. Building upon her career in private equity as a Vice President of Berkshire Partners, and its predecessor, Thomas H. Lee Company from 1982 to 1989, her focus is on the resources and strategies required to maximize value creation, with expertise in mergers and acquisitions and monetization strategies that enhance business expansion and realization of stakeholder financial objectives. From 1990 to 1998, Ms. Ottinger was a franchise owner and operator of several The Body ShopTM skin and hair care stores and served as a national franchisee representative. From June 2004 until its acquisition in March 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

JULIUS W. ROBINSON, JR.
Age: 50 Director since 2022 Committees: • Compensation	Director Qualifications: With almost 30 years of hospitality operations and executive experience with a publicly held multi-unit hospitality company, the Board believes Mr. Robinson is qualified to serve.

Biography: Mr. Robinson has been a member of our Board of Directors since January 2022. Mr. Robinson currently serves as the Chief Sales and Marketing Officer for the United States and Canada at Marriott International, Inc. (“Marriott”), which is based in Bethesda, Maryland, and encompasses a portfolio of nearly 8,000 properties under 30 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. Mr. Robinson is responsible for top line sales and leads the disciplines of Sales, Distribution, Field Marketing, Loyalty, Revenue Strategy, and Public Relations and Crisis Communications for Marriott’s largest division. Mr. Robinson’s experience in the hospitality industry spans nearly three decades with Marriott. His senior leadership roles include Senior Vice President and Global Brand Leader for Marriott Hotels and Sheraton Hotels, and Global Brand Leader for Autograph Collection Hotels and Tribute Portfolio, which represent Marriott’s foray into independent and boutique hotels. Mr. Robinson also previously served as Vice President of Global Sales, Vice President of Brand Franchising, and Regional Vice President of Revenue Management for the Eastern United States.

BJ’s Restaurants, Inc.	12

Proposal 1: Election of Directors  •  Director Nominees

JANET M. SHERLOCK
Age: 57 Director since 2019 Committees: • Audit • Governance and Nominating	Director Qualifications: Ms. Sherlock has significant management and technology experience as an executive for some of the world’s best known consumer brands, including Ralph Lauren and Carter’s. Her experience developing breakthrough growth strategies for these brands, coupled with her extensive technology background and cybersecurity expertise, is of considerable value as we continue to invest in our digital platform and technology capabilities.

Biography: Ms. Sherlock has been a member of our Board of Directors since January 2019. Ms. Sherlock currently serves as Chief Digital and Technology Officer of Ralph Lauren Corporation, a global leader in the marketing, design, and distribution of apparel, fragrance, accessories, and home products. From January 2010 to July 2017, Ms. Sherlock was Chief Information Officer at Carter’s, Inc., a global manufacturer and retailer of baby and children’s apparel and accessories. Prior to that, Ms. Sherlock led the Digital and Omni-Channel practice at Gartner, a leading research and advisory firm, from October 2008 to December 2009. Ms. Sherlock also held various business and technology leadership roles at Calico Corners/Everfast, Inc., Guess?, Inc., BP and ExxonMobil from 1998 to 2008.

GREGORY (“GREG”) A. TROJAN
Age: 63 Director since 2012 Committees: • N/A	Director Qualifications: As our retired Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

Biography: Mr. Trojan has been a member of our Board of Directors since December 2012. He served as our Chief Executive Officer from February 2013 through August 2021, and previously served as our President from December 2012 until January 2018. Prior to joining us, Mr. Trojan served as President, Chief Executive Officer and Director of Guitar Center, Inc., a leading retailer of musical instrument products, from November 2010 to November 2012, and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, and as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan joined the Board of Directors of Casey’s General Stores, Inc. (NASDAQ: CASY) in July 2021, and previously served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007 and Domino’s Pizza, Inc. (NYSE: DPZ) from March 2010 to November 2017.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

13	2022 Proxy Statement

Corporate Governance  •  Determination of Director Independence

CORPORATE GOVERNANCE

We are committed to strong corporate governance that is designed to promote the long-term interests of our shareholders and other stakeholders, foster responsible decision making and accountability by management and team members, encourage and promote diversity and inclusion, and maintain appropriate internal checks and balances.

Determination of Director Independence

In March 2022, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate families, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors serving during fiscal 2022, and all of those who are nominated for election at the Annual Meeting, are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Levin and Trojan. Mr. Levin is not considered to be independent due to his current service as our Chief Executive Officer and President. Mr. Trojan is not considered to be independent due to his recent service as our Chief Executive Officer.

Majority Voting Policy

Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions or non-votes will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2023 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent or take other action, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

Board Meetings and Board Committees

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of their duties, including attendance at meetings of our shareholders, the Board and those Committees of which they are a member. The Board met six times during fiscal 2022. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all Committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, typically all serving directors and all standing for election attend our annual shareholder meeting.

BJ’s Restaurants, Inc.	14

Corporate Governance  •  Board Meetings and Board Committees

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each Board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors

Gerald W. Deitchle				Chair

Gregory S. Levin				X

Peter A. Bassi(1)	X	X	Chair	X

Larry D. Bouts	Chair	X		X

Bina Chaurasia		X		X

James A. Dal Pozzo	X		X	X

Noah A. Elbogen	X	X		X

Lea Anne S. Ottinger		Chair	X	X

Keith E. Pascal			X	X

Julius W. Robinson, Jr.		X		X

Janet M. Sherlock	X		X	X

Gregory A. Trojan				X

(1)	Mr. Bassi serves as the Lead Independent Director.

(2)	Mr. Pascal will cease service as a member of the Board and any committees thereof upon completion of the Annual Meeting.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor, enterprise risk management and cybersecurity matters. The Audit Committee consists of Mr. Bassi, Mr. Bouts, Mr. Dal Pozzo, Mr. Elbogen and Ms. Sherlock. Mr. Dal Pozzo joined the Audit Committee in January 2022, and Mr. Elbogen served as a member of the Audit Committee from September 2020 through January 2022 and re-joined in January 2023. All of the members of the Audit Committee who currently serve or who served in fiscal 2022 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Messrs. Bouts, Bassi, Dal Pozzo, and Elbogen qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee in 2022. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “ Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation philosophy, programs and policies, administers executive compensation plans, and monitors the performance and compensation of certain officers and other team members. The Compensation Committee also approves annual cash incentive metrics and determines annual cash incentive bonuses to be paid under our short-term Performance Incentive Plan (“PIP”) as well as awards under our Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Compensation Committee currently consists of Mr. Bassi, Mr. Bouts, Ms. Chaurasia, Mr. Elbogen, Mr. Robinson and Ms. Ottinger. Mr. Robinson joined the Compensation Committee in January 2022, and Mr. Elbogen served as a

15	2022 Proxy Statement

Corporate Governance  •  Compensation Committee

member of the Compensation Committee from March 2016 through January 2022, and rejoined in January 2023. Ms. Ottinger served as the Chair of the Compensation Committee during fiscal 2022. All of the members of the Compensation Committee who currently serve or who served in fiscal 2022 were independent directors. The Compensation Committee held seven meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct and Human and Labor Rights Policies, which cover all of our directors, officers and team members and are designed to promote the honest, ethical and fair conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also has oversight of our Human and Labor Rights Policies and our sustainability and Environmental, Social, and Governance (“ESG”) initiatives. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations and oversees Director recruitment efforts.

The Governance and Nominating Committee currently consists of Mr. Bassi, Mr. Dal Pozzo, Ms. Ottinger, and Ms. Sherlock. Mr. Pascal served on the Governance and Nominating Committee from December 2020 through January 2022, and re-joined in January 2023. All of the members of the Governance and Nominating Committee who currently serve or who served in fiscal 2022 were independent directors. Mr. Bassi served as Chairman of the Governance and Nominating Committee during 2022. The Governance and Nominating Committee conducted its business within the context of regularly scheduled quarterly Board meetings and also held eight separate meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

The following information relating to our corporate governance is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to our Executive Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer and President, Chief Financial Officer, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s)

BJ’s Restaurants, Inc.	16

Corporate Governance  •  Shareholder Communications

intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific director(s) identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified director(s) if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2022. The Audit Committee, in turn, reported on the matters discussed at the Committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology and cybersecurity, reputational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. We perform third-party cybersecurity audits no less than annually, following the standard set by the National Institute of Standards and Technology. We also conduct third-party security reviews and testing of our network, processes and systems on a regular basis. We use internally developed proprietary software, cloud-based software as a service (SaaS) as well as purchased software, with proven, non-proprietary hardware. As a result, we have not experienced an information systems data breach to date. While we believe that our internal policies, systems and procedures for cybersecurity are thorough, the risk of a cybersecurity event cannot be eliminated.

We maintain a robust system of data protection and cybersecurity resources, technology and processes. In addition to performing an annual risk assessment and developing a mitigation plan, along with a comprehensive review and update of our cybersecurity policies and procedures, we continuously evaluate new and emerging risks and ever-changing legal and compliance requirements. We also monitor risks relating to sensitive information at our business partners, where relevant, and reevaluate the risks at these partners periodically. We make strategic investments to address these risks and compliance requirements to keep Company, guest and team member data secure, including maintaining a network privacy and security insurance policy. Our comprehensive cybersecurity program includes agreements with third-party cybersecurity partners for continuous monitoring, alerting, and response.

We perform annual and ongoing cybersecurity awareness training for our management and Restaurant Support Center team members as well as specialized training for our users with privileged access. In addition, we provide annual credit card handling training following Payment Card Industry (PCI) guidelines to all team members that handle guest credit cards. We also provide data protection and cybersecurity reports quarterly to the Audit Committee and periodically to the full Board of Directors. Further, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board Committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs.

17	2022 Proxy Statement

Corporate Governance  •  Board Leadership Structure and Lead Independent Director

Mr. Deitchle has served as Chairman of the Board since June 2008. The Board believes that Mr. Deitchle was and continues to be best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as our Chief Executive Officer. We believe the oversight provided by the Board’s independent directors, the work of the Board’s Committees and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.

Mr. Bassi currently serves as our Lead Independent Director to chair the Board’s executive sessions of non-employee directors. As Lead Independent Director, he also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various Committees in fulfilling their respective responsibilities. We believe that maintaining a Lead Independent Director that is separate from the Chairman is appropriate in light of Mr. Deitchle’s prior service as an officer of the Company.

In light of the demands of Mr. Levin’s oversight of the day-to-day operations, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate. In particular, it permits Mr. Levin to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. The Board may re-evaluate the effectiveness of this structure in the future.

Succession Planning

The Board is actively engaged and involved in senior level talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the overall workforce, including diversity, recruiting and development programs.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who are also our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. As discussed further under “Stock Ownership Guidelines” below, all non-employee directors are currently required to hold shares of our Common Stock with a value equal to at least $325,000. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews non-employee director compensation and consults with its compensation consultant to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. In the fourth quarter of 2021, the Compensation Committee conducted its periodic review of non-employee director compensation and made the following changes, effective January 1, 2022. No other changes were made to director compensation during fiscal 2022. Such compensation is as follows:

•	annual cash retainer of $65,000, payable in quarterly installments;

•

annual cash retainer of $10,000 for the non-chair members of the Audit Committee, $8,500 for the non-chair members of the Compensation Committee, and $6,500 for the non-chair members of the Governance and Nominating Committee, payable in quarterly installments;

BJ’s Restaurants, Inc.	18

Corporate Governance  •  Director Compensation

•

annual cash retainer of $20,000 for the chair of the Audit Committee, $14,000 for the chair of the Compensation Committee, and $12,000 for the chair of the Governance and Nominating Committee, payable in quarterly installments;

•	additional annual cash retainer to our Lead Independent Director of $25,000, payable in quarterly installments;

•	additional annual cash retainer to any non-employee Chairman of the Board of $75,000, payable in quarterly installments;

•	annual restricted stock unit award of $110,000, in fair market value on the date of grant, which vests one year from the date of grant; and

•

initial equity award to a non-employee director upon joining the Board is a prorated portion of the annual equity award (rather than a full $110,000 annual equity award). As a result, directors appointed during the first quarter of the calendar year are entitled to the full $110,000 annual RSU award, and directors appointed in subsequent quarters receive a pro rata portion of the annual grant based on the number of full quarters remaining in the fiscal year, including the quarter in which they were appointed (e.g., directors appointed in the fourth calendar quarter are entitled to 25% ($27,500) of the annual equity award). This initial equity award is granted as of the 15th day of the month occurring following the date of the recipient’s election to the Board.

Delivery of equity compensation comprised of RSUs with a one-year vesting period is consistent with equity compensation practices of comparable public companies and is intended to effectively align non-employee directors’ interests with those of our shareholders. For both the initial and annual equity awards to non-employee directors, the underlying number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested RSUs, stock options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2022:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)

Peter A. Bassi	120,500	110,008	—		230,508

Larry D. Bouts	93,500	110,008	—		203,508

Bina Chaurasia	73,500	110,008	—		183,508

James A. Dal Pozzo	81,500	110,008	—		191,508

Gerald W. Deitchle	140,000	110,008	—		250,008

Noah A. Elbogen	65,000	110,008	—		175,008

Lea Anne S. Ottinger	85,500	110,008	—		195,508

Keith E. Pascal	65,000	110,008	—		175,008

Julius W. Robinson, Jr.	73,500	110,020	—		183,520

Janet Sherlock	81,500	110,008	—		191,508

Gregory A. Trojan	65,000	110,008	12,000	(3)	187,008

Patrick D. Walsh(4)	11,745	—	—		11,745

(1)

Mr. Levin is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Levin, as our Chief Executive Officer and President, is reflected in the Summary Compensation Table of this Proxy Statement.

19	2022 Proxy Statement

Corporate Governance  •  Director Compensation

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2022. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2022 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 3, 2023 as filed with the SEC. Each non-employee director serving on January 15, 2022 received an annual RSU award of 3,409 shares.

(3)

Consists of consulting fees paid to Mr. Trojan pursuant to a Consulting Agreement, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(4)	Mr. Walsh resigned from the Board in February 2022.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our Equity Incentive Plan, as amended.

Director Stock Ownership Guidelines. All non-employee directors are required to hold shares of our Common Stock with a value equal to five times the annual base cash retainer payable to non-employee directors, which is currently $325,000. All non-employee directors are required to achieve these guidelines within three years of joining the Board.

Executive Stock Ownership Guidelines. Our Stock Ownership Guidelines also establish requirements for executive officers (our chief executive officer, chief financial officer, executive vice presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required

Chief Executive Officer	3 times base salary

Chief Financial Officer	1.5 times base salary

Executive Vice Presidents	1.5 times base salary

Officers who are subject to the guidelines have five years following the date that they become subject to the guidelines to comply with the applicable guideline ownership level.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once a director or officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by an officer or director following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the

BJ’s Restaurants, Inc.	20

Corporate Governance  •  Stock Ownership Guidelines

aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock (other than unvested stock that is the subject of performance share units (“PSUs”)), (v) stock owned outright by the director or his or her spouse or immediate family members residing in the same household, and (vi) stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children. Additionally, all directors and executive officers are prohibited from engaging in hedging or pledging stock.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines, with the exception of our most recently appointed Board members – Ms. Chaurasia, Mr. Pascal, and Mr. Robinson – each of whom has additional time to comply with our ownership guidelines. All of our officers who are subject to the Stock Ownership Guidelines are currently in compliance, with the exception of Mr. Houdek who was promoted to Chief Financial Officer in September 2021, Ms. Amy Krallman who was hired as Chief People Officer in October 2022, Mr. Putnam Shin who was hired as Chief Growth and Innovation Officer in December 2022, and Mr. Krakower who was promoted to Executive Vice President in January 2023, each of whom has five years from their promotion or hire date to become compliant.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable director or officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director or officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

Commitment to Sustainability and Environmental Stewardship

We recognize that building a sustainable business is consistent with our goal of providing long-term shareholder value. In fiscal year 2021, we created a sustainability leadership team to spearhead our ESG initiatives. The committee includes our Executive Vice President and General Counsel, Senior Vice President and Chief Accounting Officer, Senior Vice President of Risk Management, Vice President of Quality Assurance, Vice President of Supply Chain, Vice President of Human Resources, and Vice President of Internal Audit. In partnership with others in our operations, supply chain, and finance departments, the committee has created a multi-year strategic plan establishing ESG initiatives. The committee provides updates to the Governance and Nominating Committee of our Board of Directors, which in turn provides an update to our Board of Directors on a quarterly basis.

Our Human and Labor Rights Policy, Environmental Stewardship Policy, Food and Personal Safety and Quality Policy, and Vendor Partner Compliance Program information confirm our focus on taking care of our people, communities, shareholders and planet. We are committed to reducing our impact on air, land and water across our restaurants, Restaurant Support Center and global supply chain.

Climate Change and Water Conversation

We recognize the impact greenhouse gas emissions have on climate change and the importance of water conservation and sustainability for our planet. We’ve made it a priority to work with our team members and vendor partners to reduce our carbon footprint and environmental impact. We measure our emissions and are developing additional programs to reduce our overall environmental impacts.

Examples of programs we have implemented to date include:

Waste and Food Waste Reduction

•	Use of recycled products for the lids and bases of our take-out containers

•	Use of plastic bags made of 20% post-consumer resin

21	2022 Proxy Statement

Corporate Governance  •  Commitment to Sustainability and Environmental Stewardship

•	Portioning paper towels to reduce waste

•	Recycling of organics to prevent them from going into landfills at over 15% of our restaurants

•	Use of digital rather than paper new-hire onboarding and other employment-related documents across our company

•	Use of handheld computers which have converted various paper logs at each restaurant into a digital format to reduce paper use, printing and freight

•

Hybrid in-person/remote work schedule at our Restaurant Support Center to balance the importance of workplace culture and stewardship of the environment, including leveraging of video and telephone conferencing tools to reduce the need for travel to in-person meetings

•	Testing of food donation program that improves donation frequency

Energy Efficiency

•	Installation of flush-valve toilets and faucets, LED fixtures, high efficiency water heaters, low emittance window glass systems, and energy efficient cooking equipment in our newer restaurants

•	Offering electric vehicles in our fleet vehicle program

•	Use of energy-efficient HVAC equipment

Additional information on our Environmental Stewardship efforts is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Human Capital Management and Social Responsibility

BJ’s Human Capital Management and Total Rewards philosophy is focused on attracting, motivating and rewarding high performance and high potential talent for achieving business results and moving the needle on our key initiatives. We equip our team members with systems, resources and training that promote our values around connection, respect, advancement, fun and trust while instilling a culture of being highly disciplined, high performance, and of service. Among many other programs, we provide the following to our talented team members:

•	Managerial leadership training including coursework on creating a respectful, non-discriminatory and non-harassing workplace, identifying and eliminating bias, and promoting fair and equitable hiring

•	Continuous focus on food and personal safety with monthly safety focus areas

•	Benefit offerings for full-time and part-time team members

•	Internal audits of human resources and safety practices

•	Emerging leadership programs for career advancement

BJ’s Restaurants, Inc.	22

Corporate Governance  •  Human Capital Management and Social Responsibility

Diversity. We strive to be an inclusive company that reflects the diversity of our communities and provides equal opportunity and access to all of our team members to grow, develop and advance within our company. Our team member composition as of January 3, 2023, was as follows:

Our Team (as of January 3, 2023, unless otherwise indicated)

(1)	Represents team members who self-identified a race or ethnicity or for which a determination by Human Resources was otherwise possible.

We have taken a variety of steps in order to emphasize and promote diversity and inclusion. Our Women’s Career Advancement Network (WeCAN) focuses on the development, mentoring and advancement of women within our organization through, among other things:

•

Hosting quarterly meetings focused on developing leadership competencies, including awareness and insight, communication and listening, building trust, building high performing teams, coaching and mentoring, influence and diplomacy, and strategic thinking, among others. Participants are encouraged to find and be mentors, advocates and sponsors.

•	Supporting philanthropic organizations, via volunteerism and donations that are focused on inspiring women and girls to expand their potential and advance their education and careers.

•	Hosting a Workplace intranet page that provides leadership content and opportunities for connection.

•	Participating in the Women’s Foodservice Forum Annual Leadership Conference.

Our Inclusion, Diversity and Equity Alliance (IDEA) focuses on celebrating and fostering inclusion and belonging among our team members and guests, appreciating and embracing diversity and related education, and ensuring that advancement opportunities are transparent and equitable.

•

IDEA hosts quarterly Listening Circles to give our team members the opportunity to share their personal stories and provide feedback on how we can drive intentional, meaningful change to improve our team

23	2022 Proxy Statement

Corporate Governance  •  Human Capital Management and Social Responsibility

member experience for all team members, recognizing that we all grow in understanding and empathy when we listen to voices and stories that are different than our own.

•	IDEA hosts three to four educational meetings each year with the support of guest speakers in the diversity and inclusion space, which our team members are able to attend via video conference.

•	IDEA hosts a Workplace intranet page and a Resource Center for team members, which support education and awareness.

•	Our onboarding materials inform newly promoted team members about WeCAN and IDEA and the opportunities to become involved in the organizations.

•

In support of our commitment to creating a just and equitable company and world, our BJ’s Restaurant Foundation makes annual contributions to organizations that support efforts to end systemic injustice and that focus on under-represented and diverse communities, including but not limited to the Equal Justice Initiative, Special Olympics, Habitat for Humanity and many others.

Wellness Initiatives. We are focused on providing health and financial wellbeing offerings that attract, retain, and engage our team members. Our Enlightened Living Wellbeing Program includes educational resources, health fairs and incentives that inspire participation in preventive care and wellbeing activities. Along with a variety of traditional benefit offerings, 401k and deferred compensation programs, and paid time off, we also provide a variety of complimentary benefits and resources to support our team members’ physical and mental health, including Health Advocate and Life Assistance Programs, to our team members to facilitate counseling services, advocacy and billing support, and referrals. Our Extra Toppings Discount Program provides discounted fitness memberships and other discount programs. We have an on-site fitness center and game room at our Restaurant Support Center.

Community. We founded and for over 15 years have supported the BJ’s Restaurant Foundation, a 501(c)(3) qualified non-profit charitable organization, which is principally dedicated to supporting charities benefiting children’s healthcare and education, with a primary focus on the Cystic Fibrosis Foundation (“CFF”), No Kid Hungry, and the Alzheimer’s Association. Our Chairman of the Board of Directors and two of our current executive officers currently serve on the Foundation’s seven-person Board of Directors.

We also focus on supporting our local communities by providing volunteer hours, food and other resources for many worthwhile charitable causes and events through a program called Team Action to Support Communities (“TASC Force”). The TASC Force program recognizes and supports the volunteer efforts of our restaurant team members across the country, as they donate their own free time to benefit charitable causes and community events that are important to them, while helping give back to the communities in which our restaurants do business. In 2022, BJ’s Restaurant Foundation and WeCAN hosted the First Annual TASC Force Competition, honoring 33 TASC Force teams among the thousands around the country who are making an impact on their communities. We also partner with local elementary schools through our Awesome Achievement program to help teachers recognize and reward student successes and positive behavior.

In addition, our Give A Slice charitable organization provides support to our team members and their families in their times of need. Give A Slice helps hundreds of our team members each year with financial support for hardships including funeral expenses for lost team members or their loved ones and grants to help in times of financial distress after a fire, natural disaster, theft or illness.

Vendor Partnership Management. We are committed to conducting our business in an ethical, legal and socially responsible manner that aligns with our organizational values. To ensure our suppliers and subcontractors do the same, we maintain a Vendor Partner Code of Conduct which sets forth our expectations and minimum standards for all suppliers and subcontractors, including requirements relating to the humane treatment of animals. We require suppliers to conduct internal and third-party audits and inspections to verify compliance with the Vendor Partner Code of Integrity, Ethics and Conduct, which can be found under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

BJ’s Restaurants, Inc.	24

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

As more fully described in its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices, risk management, information security and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts, Mr. Bassi, and Mr. Dal Pozzo have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

The Audit Committee appointed and the shareholders ratified KPMG LLP (“KPMG”) as our independent auditor for fiscal 2022. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. KPMG, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, as well as internal controls. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2022 with management and KPMG. Management and KPMG have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with KPMG their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2022;

•

discussed with KPMG the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•

received from KPMG written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with KPMG the independent auditors’ independence; and

•	discussed with KPMG the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended January 3, 2023, for filing with the SEC. The Committee and the Board also have appointed KPMG as our independent auditor for fiscal year 2023.

The Audit Committee

Larry D. Bouts, Chairman             Peter A. Bassi            Jim A. Dal Pozzo            Noah A. Elbogen            Janet M. Sherlock

25	2022 Proxy Statement

Proposal 2: Advisory Vote on the Frequency of Future Advisory Shareholder Votes on Executive Compensation

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2 ON PROXY CARD)

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 below should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually, and therefore, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation before the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory shareholder votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

BJ’s Restaurants, Inc.	26

Proposal 3: Advisory Resolution on Compensation of Named Executive Officers

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for approval of the compensation of our Named Executive Officers on an advisory and non-binding basis. We include an advisory shareholder vote on the compensation of our Named Executive Officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance and shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation strategy is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our Named Executive Officers for fiscal 2022 is reflective of and consistent with that intent.

This “say on pay” proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2023 Annual Meeting of Shareholders.

This “say on pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

27	2022 Proxy Statement

Proposal 4: Ratification of Appointment of Independent Auditor  •  Fees Billed by Auditors

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee appointed KPMG LLP as our independent auditor for the fiscal year ending January 2, 2024 (fiscal 2023), and the Board is recommending that shareholders ratify the appointment at the Annual Meeting. KPMG LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries or any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in KPMG LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of KPMG LLP to the shareholders for ratification. In the event this appointment of KPMG LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of KPMG LLP for future periods.

We expect that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of KPMG LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Auditors

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 3, 2023 and December 28, 2021 by our independent auditors:

	Fiscal Year 2022			Fiscal Year 2021
	KPMG(1)	Ernst & Young	Total	KPMG(1)	Ernst & Young	Total

Audit Fees(2)	$800,000	$—	$800,000	$850,000	$135,000	$985,000

Tax Fees	$—	$—	$—	$—	$—	$—

All Other Fees(3)	$—	$23,000	$23,000	$—	$156,300	$156,300

Total Fees	$800,000	$23,000	$823,000	$850,000	$291,300	$1,141,300

(1)	KPMG LLP was appointed on September 17, 2021.

(2)

These amounts represent fees for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

(3)

For fiscal year 2021, this amount represents fees related to review procedures performed in conjunction with raising $30 million (before commissions and other fees) from the sale of our common stock through an at-the-market (“ATM”) offering program in January 2021, auditor transition procedures performed and consent review procedures related to our registration statement in November 2021 and our fiscal 2021 year-end audit. For fiscal 2022, this amount represents procedures performed and consent review procedures related to our fiscal 2022 year-end audit.

BJ’s Restaurants, Inc.	28

Proposal 4: Ratification of Appointment of Independent Auditor  •  Pre-Approval Policies and Procedures

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by KPMG during fiscal 2022 and 2021 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

29	2022 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date: (a) each of our directors, (b) each Named Executive Officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage of Class(3)

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,338,493	(4)	18.4%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,832,091	(5)	16.3%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19335	2,568,502	(6)	10.9%

BJ’s Act III, LLC 125 Broad Street New York, NY 10004	1,251,949	(7)	5.3%

Gerald W. Deitchle	43,313	(8)	*

Peter A. Bassi	74,930	(9)	*

Larry D. Bouts	38,725	(10)	*

Bina Chaurasia	6,291	(11)	*

James A. Dal Pozzo	32,754	(12)	*

Noah A. Elbogen	73,183	(13)	*

Lea Anne S. Ottinger	41,146	(14)	*

Keith E. Pascal	9,755	(15)	*

Julius W. Robinson, Jr.	3,130	(16)	*

Janet M. Sherlock	10,991	(17)	*

Gregory A. Trojan	318,084	(18)	1.3%

Gregory S. Levin	146,072	(19)	*

Thomas A. Houdek	9,453	(20)	*

Gregory S. Lynds	73,687	(21)	*

Kendra D. Miller	39,805	(22)	*

Brian S. Krakower	24,317	(23)	*

All current directors and executive officers as a group (22 persons)	1,013,010	(24)	4.2%

BJ’s Restaurants, Inc.	30

Stock Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)

The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)

Percent of class is based on the number of shares issued and outstanding (23,529,573) on the Record Date (April 18, 2023). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)	Based solely on a Schedule 13G filed by Blackrock, Inc. on January 26, 2023, as of such date, it is our belief that BlackRock, Inc. held the number of shares indicated as of December 31, 2022.

(5)

Based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2023, as of such date, it is our belief that T. Rowe Price Associates, Inc. has sole voting power with respect to 1,220,066 shares and sole dispositive power with respect to 3,832,091 shares.

(6)	Based solely on a Schedule 13G filed by The Vanguard Group on February 9, 2023, as of such date, it is our belief that The Vanguard Group held the number of shares indicated as of December 30, 2022.

(7)

Based on a Schedule 13D filed by BJ’s Act III, LLC on November 30, 2020 and certain adjustments made pursuant to the terms of a warrant held by BJ’s Act III, LLC to purchase shares of the Company in connection with the Company’s “at the market offering” completed on January 22, 2021, it is our belief that BJ’s Act III, LLC held the number of shares indicated, which number includes shares issuable upon exercise of the warrant, as adjusted, to purchase 876,949 shares of the Company at an exercise price of $26.94 per share (which warrant expires on May 4, 2025). The number of shares indicated excludes 150,280 shares of the Company owned by SC Trust 2018, LLC, an affiliate of BJ’s Act III, LLC, with respect to which shares BJ’s Act III, LLC disclaims beneficial ownership.

(8)

Consists of 8,964 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 26,000 shares of Common Stock held of record by the Deitchle Family Trust, and 8,349 shares of Common Stock purchasable upon exercise of options.

(9)	Consists of 57,120 shares of Common Stock of which Mr. Bassi is the beneficial owner and 17,810 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 24,664 shares of Common Stock of which Mr. Bouts is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 6,291 shares of Common Stock of which Ms. Chaurasia is the beneficial owner.

(12)	Consists of 14,944 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 17,810 shares of Common Stock purchasable upon exercise of options.

31	2022 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

(13)

Consists of 64,482 shares of Common Stock of which Mr. Elbogen is the beneficial owner and 8,701 shares of Common Stock purchasable upon exercise of options. Mr. Elbogen disclaims any beneficial ownership of shares held by BJ’s Act III, LLC, where he is a partner.

(14)	Consists of 23,336 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 17,810 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 9,755 shares of Common Stock of which Mr. Pascal is the beneficial owner.

(16)	Consists of 3,130 shares of Common Stock of which Mr. Robinson is the beneficial owner.

(17)	Consists of 10,991 shares of Common Stock of which Ms. Sherlock is the beneficial owner.

(18)	Consists of 115,767 shares of Common Stock of which Mr. Trojan is the beneficial owner and 202,317 shares of Common Stock purchasable upon exercise of options.

(19)	Consists of 49,189 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 96,883 shares of Common Stock.

(20)	Consists of 5,749 shares of Common Stock of which Mr. Houdek is the beneficial owner and options exercisable for up to 3,704 shares of Common Stock.

(21)	Consists of 31,133 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 42,554 shares of Common Stock.

(22)	Consists of 12,735 shares of Common Stock of which Ms. Miller is the beneficial owner and options exercisable for up to 27,070 shares of Common Stock.

(23)	Consists of 1,382 shares of Common Stock of which Mr. Krakower is the beneficial owner and options exercisable for up to 22,935 shares of Common Stock.

(24)	Includes 522,230 shares of Common Stock issuable upon exercise of options.

BJ’s Restaurants, Inc.	32

Compensation Discussion and Analysis  •  Financial and Operating Overview

Compensation Discussion and Analysis			33
Financial and Operating Overview	33	Consideration of Say on Pay Advisory Vote	38
Overview of Compensation for Fiscal 2022	34	Determining Executive Compensation	39
2023 Compensation Key Elements	35	Elements of Executive Compensation	40
Compensation Philosophy and Program	35	Determination of 2022 Executive Compensation	41
Alignment with Shareholder Interests	36	Compensation Program for 2023	45
Compensation Practices and Risk	37	Equity Grant Timing Practices	46
Role of the Compensation Committee	37	Compensation of Chief Executive Officer	47
Role of Executive Officers in Compensation Decisions	38	Compensation Committee Interlocks and Insider Participation	49
Compensation Consultants	38	Clawback Policy	50

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide key information and details about our executive compensation programs and objectives. In this discussion, we focus on the executive compensation programs for our Chief Executive Officer and the other executive officers included in the Summary Compensation Table of this Proxy Statement (referred to as our “Named Executive Officers”). Our Named Executive Officers for fiscal 2022 were:

Name	Position

Gregory S. Levin	Chief Executive Officer and President
Thomas A. Houdek	Senior Vice President and Chief Financial Officer
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Kendra D. Miller	Executive Vice President, General Counsel and Corporate Secretary
Brian S. Krakower	Executive Vice President and Chief Information Officer

Financial and Operating Overview

Despite the continued macroeconomic challenges facing our business and the restaurant industry, we achieved record sales, significant comparable sales increases and other notable accomplishments.

2022 financial highlights compared to fiscal 2021 include:

•	Total revenues increased 18.1% to $1.3 billion (53 weeks vs. 52 weeks)

•	Total restaurant operating weeks increased 3.1% (53 weeks vs. 52 weeks)

•	Comparable restaurant sales increased 14.0% (53 weeks vs. 52 weeks)

•	Net income of $4.1 million compared to net loss of $3.6 million (53 weeks vs. 52 weeks)

•	Diluted net income per share of $0.17 compared to diluted net loss per share of $0.16 (53 weeks vs. 52 weeks)

Notable 2022 accomplishments include:

•	Achieved record average annual restaurant sales of approximately $5.9 million (52 week basis);

•	Launched cost savings initiative targeting $25 million of annual savings and made meaningful progress towards goal;

•	Sustained off-premises sales of more than double pre-pandemic levels, which contributed more than 18% to total sales;

•	Made meaningful strides rebuilding restaurant staffing levels, growing our hourly ranks by approximately 1,000 team members, or 5% growth, over prior year;

•	Promoted approximately 400 restaurant managers;

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Compensation Discussion and Analysis  •  Financial and Operating Overview

•	Improved retention of restaurant managers and hourly team members exceeding comparable industry trends and building our operational capabilities;

•	Strengthened our executive team with the addition of an Executive Vice President & Chief People Officer and an Executive Vice President & Chief Growth & Innovation Officer;

•	Launched a new e-commerce platform with a modernized guest interface and streamlined ordering process;

•	Opened six new restaurants which are currently averaging approximately 20% higher sales than our other restaurants; and

•

Developed impactful restaurant remodel program with a variety of potential improvements, including additional seating capacity, an updated bar statement and other elements inside and outside the restaurants to drive additional guest traffic.

Overview of Compensation for Fiscal 2022

The Compensation Committee and the full Board met numerous times to ensure that our compensation programs were structured specifically to incentivize continued strategic focus on driving sales, enhancing profitability and executing initiatives built into our Road to $2 Billion strategic plan, and setting the foundation for continued growth.

In consultation with our compensation consultants, we considered the continuing impacts of the COVID-19 pandemic on guest traffic and sales during the first quarter of 2022, as well as our desire to retain key team members in an increasingly competitive labor market, in making the following determinations with respect to 2022 compensation:

•

We granted base salary increases averaging 2.8% to our Named Executive Officers. We believe that the increases in base salaries were appropriate in light of comparable base salaries in the industry and were consistent with our desire to provide compensation in line with our competitors and retain key leadership talent, while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value.

•

For the 2022 Performance Incentive Plan (“PIP”), we retained the same targeted short-term bonus opportunity percentages of base salary for all levels as 2021, with the exception of the Vice President level opportunity, which was increased from 25% to 30% of base salary. As with prior years, the 2022 PIP performance criteria included a combination of financial goals relating to weekly sales average and income from operations (67% weighting) and key initiatives in support of our strategic plan (33% weighting). In lieu of or combined with selected key initiatives, some team members at the Vice President and Director levels were assigned specific individual objectives such as resumption of our growth strategy and/or advancement of our ESG strategic plan.

•

Based upon performance against plan metrics, the Committee approved a payout at 55.7% of target on our 2022 PIP to our Named Executive Officers and other team members whose short-term bonus was tied to the financial goals and key initiatives noted above. See “Annual Cash Incentive” under “Pay Mix” for details.

•

With respect to the PSUs granted in 2020 (with a three-year cliff vesting period), consistent with the discretion employed in 2020 and 2021 (with respect to vesting of the 2018 and 2019 PSU grants), the Compensation Committee elected to adjust downward the final vesting for the 2020 award to be 110% of target. Without any adjustments, the PSU vesting would have been 150%, due to average annual comparable sales exceeding the Black Box industry average by 4.2% over the three-year period. The original methodology yielded comparable sales which were extremely high in 2021 when compared to pandemic-related lows in 2020. As a result, the Committee chose to employ discretion in both years in order to mitigate the potential unintended penalty in 2020 and subsequent overachievement in 2021 resulting from the extreme impacts of COVID-19 on our business. See “2020 PSU Grant Outcome” for details.

•

We made no changes to performance metrics or goals for 2021 PSU grants that remained outstanding as of year-end 2022. However, given the volatility of comparable sales in 2021 as a result of the ongoing

BJ’s Restaurants, Inc.	34

Compensation Discussion and Analysis  •  Overview of Compensation for Fiscal 2022

impacts of the pandemic, the Compensation Committee elected to maintain the flexibility to exercise positive or negative discretion to modify metrics and payouts for the award at the time of maturity.

•

In January 2022, we granted long-term equity awards in the form of stock options, RSUs and PSUs in the same ratio (one-third each) and with the same three-year vesting schedules as in prior years. For the 2022 PSU grants, which cliff vest after three years in an amount based on achievement of specified goals, we returned to the use of comparable sales against the Black Box index for casual dining as the metric.

2023 Compensation Key Elements

With respect to fiscal 2023, the Compensation Committee made the following decisions:

•

We granted merit-based raises to our Named Executive Officers averaging 6.6%, based upon the Chief Executive Officer’s employment agreement, promotion of the Chief Information Officer to Executive Vice President, and a significant market-based adjustment to our Chief Financial Officer’s base compensation. In making this determination, the Compensation Committee, with the input of our compensation consultants, evaluated industry benchmarking and considered retention.

•

For our 2023 PIP, we retained the same targeted short-term bonus opportunity percentages of base salary for all levels as 2022. As with prior years, the 2023 PIP performance criteria include a combination of financial goals (increased to 70% weighting), and key initiatives in support of our strategic plan (30% weighting). The financial goals are tied to average weekly restaurant sales, EBIDTA and cost-savings initiatives.

•

In January 2023, as in previous years, we granted long-term equity awards in the form of stock options, RSUs and PSUs in the same ratio (one-third each) and with the same three-year vesting schedules as in prior years. For the 2023 PSU grants, which cliff vest after three years in an amount based on achievement of specified goals, we use comparable sales against the Black Box index for casual dining for the year, with vesting percentages calculated each year and the total vesting percentage calculated as an average of the vesting percentages for the three separate years. Given our strategic focus on sales building initiatives, we continue to believe this relative metric is important in our incentive compensation mix to best align management incentives with long-term results that will deliver increased shareholder value. Beginning in 2023, equity awards for Vice Presidents will be comprised solely of stock options and RSUs.

Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our strategy and performance on both a short- and a long-term basis in order to drive a pay-for-performance culture and ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests and shareholder returns. In addition, a compensation program should be designed to assist us in attracting and retaining qualified management personnel who are critical to our long-term success in today’s highly competitive market.

To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive pay, which is dependent on our annual financial performance and key initiatives in support of our strategic plan; and

•

long-term incentive compensation in the form of stock options, RSUs, PSUs, or other equity based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and long-term value creation.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

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Compensation Discussion and Analysis  •  Compensation Philosophy and Program

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity based compensation awarded in prior years;

•	appropriate blend of short-term and long-term compensation and of cash and equity compensation;

•

competitive factors in the market, including total compensation paid to our executive officers compared to amounts paid to executives in similar positions at similarly sized companies and relative to peers within the company, both for the prior year and over a multi-year period;

•	broad trends in executive compensation within the restaurant industry;

•	recommendations of independent compensation consultants retained by the Compensation Committee; and

•	the recommendations of our Chief Executive Officer (for Named Executive Officers and executives other than himself).

Alignment with Shareholder Interests

Our executive compensation program is aligned with shareholder interests, as described in the summary below:

What We Do	What We Don’t Do

Pay For Performance: Ensure a significant portion of each Named Executive Officer’s targeted total direct compensation is in the form of “at-risk” performance-based compensation	Single Trigger Benefits: Have single-trigger change-in-control equity acceleration provisions, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control

Equity Compensation: Provide equity compensation in alignment with long-term performance, including use of PSUs with vesting requirements based on time and objective long-term performance	Significant Perquisites: Provide significant perquisites to our executives

Retention Value Creation: Target total direct compensation in the 50th percentile range among companies with which we compete for executive talent	Tax Gross-Ups: Provide excess tax gross ups

Long-term Value Creation: Align executive compensation and wealth creation with long-term shareholder value.	Matching Contributions: Provide matching contributions into our deferred compensation plan for which officers are eligible

Clawback Policy: Maintain a clawback policy with respect to performance-based cash bonuses	Automatic Retirement Payments: Provide automatic acceleration of equity awards upon retirement

Hedging and Pledging: Prohibit all team members from engaging in hedging or pledging stock	Approval of Compensation: Allow our executives to participate in the determination of their own compensation.

Say on Pay: Conduct annual say on pay advisory votes	Multi-Year Guarantees: Provide multi-year guarantees for salary increases, bonus or equity compensation

Stock Ownership Guidelines: Require our Named Executives Officers to satisfy ownership guidelines	Below Fair Market Value Grants: Grant options below fair market value

Independent Compensation Consultants: Consult with independent compensation consultants in order to assess our compensation policies relative to comparable public companies and design our pay program to support our Company’s purpose, strategic imperatives and executive talent-management objective

Reprice Options: Reprice stock options without shareholder approval by reducing the exercise price of such stock options, exchanging such stock options for a new award with a lower exercise price, or exchanging such stock options for cash

BJ’s Restaurants, Inc.	36

Compensation Discussion and Analysis  •  Compensation Practices and Risk

Compensation Practices and Risk

The Compensation Committee carefully reviews our executive compensation policies and practices to ensure they do not encourage our executives to take, or reward our executives for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

a significant portion of the annual cash incentive bonus is based on key operational business results and core strategic initiatives, rather than individual performance criteria or narrow financial metrics that may not correspond to overall Company results;

•

the ultimate economic value provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity-based awards, on our performance against established operational financial results over a three-year period;

•	our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive short-term risk-taking by our executive officers; and

•

recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources teams and advisors, and compensation consultants, in order to ensure diversity of thought and overall consensus.

Role of the Compensation Committee

The Compensation Committee has the responsibility for establishing and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to attract and retain talent and align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our Named Executive Officers and other members of the Executive and Senior Leadership Teams and reports to the Board of Directors. In such capacity, the Compensation Committee oversees our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key team members. The Compensation Committee also makes recommendations regarding annual cash incentives under our PIP and equity awards to executive officers and other team members pursuant to our Equity Incentive Plan, as amended, and determines achievement of pre-established metrics under our PIP and under the Equity Incentive Plan for PSUs.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to hire, retain and terminate independent compensation consultants, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chair of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Six independent directors, Peter A. Bassi, Larry D. Bouts, Bina Chaurasia, Noah A. Elbogen, Lea Anne S. Ottinger, and Julius W. Robinson, currently serve on the Compensation Committee. Mr. Robinson joined the Committee upon his appointment as an independent director on January 28, 2022. Mr. Elbogen served as a member of the Compensation Committee from March 2016 through January 2022, and rejoined in January 2023. Ms. Ottinger serves as the Chair of the Compensation Committee. The Board has determined that each current member of the Compensation Committee and each member who served in 2022 is an independent director under applicable NASDAQ rules, defined as a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee and the Board of Directors reviews information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation

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Compensation Discussion and Analysis  •  Role of the Compensation Committee

(including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each Named Executive Officer are presented to and reviewed by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

Subject to Board approval, the Compensation Committee makes determinations regarding the compensation of all executive officers, including base salaries and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all Named Executive Officers, other than the Chief Executive Officer, including individual performance objectives for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual reviews, including proposed base salary adjustments, annual cash incentive awards and opportunities under our PIP and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee also independently reviews, on an annual basis, the performance and compensation of the Chief Executive Officer, in executive session without his involvement or input.

Compensation Consultants

In accordance with the authority granted to the Compensation Committee under its charter, in 2022 the Committee engaged WTW, a leading global advisory company with significant expertise in compensation analysis and evaluation. We utilized them as our independent outside compensation consultants to advise the Compensation Committee regarding matters related to executive compensation benchmarking, design of certain aspects of the executive compensation program, and trends and regulations pertaining to executive compensation.

During 2022, WTW assisted the Compensation Committee in identifying relevant segments of the U.S. executive talent market and evaluating overall and specific executive officer compensation levels, mix of compensation components and competitive stock granting practices. However, the consultants did not make specific monetary recommendations with respect to individual executive officers.

All of the fees paid to WTW during fiscal 2022 were in connection with their work on executive and non-employee director compensation matters on behalf of the Compensation Committee. They were retained pursuant to an engagement letter, and the Compensation Committee has determined that their services do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow its consultants to offer objective advice.

Consideration of Say on Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say on pay”). At our Annual Meeting of Shareholders held in June 2022, 97% of the votes cast on the say on pay proposal at that meeting were in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2022 or in establishing executive compensation for 2023. However, even with this high level of support, the Compensation Committee continues to consider and, where appropriate, implement additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory say on pay votes when making future compensation decisions for Named Executive Officers.

BJ’s Restaurants, Inc.	38

Compensation Discussion and Analysis  •  Determining Executive Compensation

Determining Executive Compensation

We have structured our incentive-based annual cash and long-term non-cash executive compensation programs to motivate our executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee reviews relevant market data when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year and early in the first quarter of the following year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to review the most recently completed fiscal year’s annual incentive calculations and approve pay-outs, if any, for executives and other applicable team members.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive opportunities and payments, and equity awards and vesting for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee annually obtains input from its advisors and compares executive compensation levels and practices for executives holding comparable positions at similarly sized companies to aid the Compensation Committee in setting compensation at competitive levels.

The Compensation Committee’s philosophy is to target base pay, target total cash compensation and target total direct compensation (base pay, annual cash incentive bonus opportunity and equity incentive awards) at approximately the 50th percentile of the relevant market, determined by competitive peer benchmarking. The Compensation Committee believes that targeting total direct compensation at approximately the 50th percentile enables us to remain competitive in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and each executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives, overall leadership qualities and impact on the business, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

For purposes of benchmarking annual cash- and stock-based executive compensation levels to help evaluate our competitiveness as we established 2022 executive compensation, our independent compensation consultant provided 2021 published market compensation survey information reflecting our Company’s industry for executive talent, as outlined below (in order of relevance).

•

Chain restaurant industry: Aon Hewitt 2021 Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey (of the 17 chain restaurant industry peer companies listed below, 14 participated in this survey);

•	Retail industry: WTW 2021 Retail/Wholesale Executive Compensation Survey Report – U.S. (corporate revenue of $1.1 billion); and

•	General industry: WTW 2021 General Industry Executive Compensation Survey Report – U.S. (corporate revenue of $1.1 billion)

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Compensation Discussion and Analysis  •  Determining Executive Compensation

We also reviewed publicly disclosed compensation information of the following then-publicly held 15 chain restaurant industry peer companies as an additional source of market data for the Chief Executive Officer and Chief Financial Officer:

Bloomin’ Brands, Inc.	Brinker International, Inc.

The Cheesecake Factory Incorporated	Dave & Buster’s Entertainment, Inc.

Del Taco Restaurants, Inc.(1)	Denny’s Corporation

Dine Brands Global, Inc.	Domino’s Pizza, Inc.

El Pollo Loco Holdings, Inc.	Fiesta Restaurant Group, Inc.

Jack in the Box, Inc.	Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc.	Ruth’s Hospitality Group, Inc.

Texas Roadhouse, Inc.

(1) This peer has since ceased to be a publicly traded company.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent, or which are similar to us in size, market capitalization and industry, for fiscal 2022. The Compensation Committee believes that referencing pay practices and levels of that group (in addition to other industry data noted above) allows for a more informed consideration of compensation for management retention as well as meaningful comparisons of our actual financial and compensation performance against our peers, in alignment with the assessment approach of the institutional investment and shareholder community. This multi-variable, diverse data set enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation; in keeping with the compensation philosophy discussed above, a significant percentage of total compensation is allocated to incentive compensation that is realized solely as a result of performance compared to established goals.

Based on the compensation study prepared by our compensation consultant in the fourth quarter of 2021, the Compensation Committee approved 2022 target annual cash compensation (base salary and target annual incentive compensation) and target long-term incentive compensation for the Named Executive Officers to be at or around the 50th percentile range of the market.

Elements of Executive Compensation

Pay Element	Form	Metrics/Weighing	Objectives

Annual Cash Compensation

Base Salary	Cash	Subject to annual adjustment after consideration of competitive benchmarking and relative compensation positioning.	Cash compensation tied to executive’s performance and effectiveness.

Annual Cash Incentive (PIP)	Cash	Based on achievement of pre-established Company financial metrics and other key strategic objectives.	At-risk cash compensation tied to the achievement of annual financial targets and progress against strategic initiatives.

BJ’s Restaurants, Inc.	40

Compensation Discussion and Analysis  •  Elements of Executive Compensation

Pay Element	Form	Metrics/Weighing	Objectives

Long-Term Equity Compensation

Stock Options	1/3 of LTI	Based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions.	Reward for increases to our stock price. Vest in three equal annual installments, with a 10-year exercise term.

Restricted Stock Units (RSUs)	1/3 of LTI	Based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions.	Align long-term compensation with shareholder interests and support executive retention. Vest in three equal annual installments.

Performance Stock Units (PSUs)	1/3 of LTI	Based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions.	Further align long-term compensation with shareholder interests and multi-year financial and/or operational imperatives (e.g., comparable sales). Cliff vest after three years at a percentage tied to company performance.

Determination of 2022 Executive Compensation

Pay Mix. Our executive compensation consists of base salary and at-risk or performance-based components. The charts below show the percentage of total target 2022 compensation represented by these components with respect to our CEO and the average among our other Named Executive Officers:

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay for the executive and in relation to similarly situated executives, and the peer group companies’ base salary levels. In order to ensure that our base salaries remained in line with comparable industry and market base salaries and with input from our Compensation Consultants, we granted base salary increases averaging 2.8% to our named executive officers for 2022.

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Compensation Discussion and Analysis  •  Determination of 2022 Executive Compensation

Annual Cash Incentive. Each executive officer participates in our annual PIP. Under the PIP, the annual incentive opportunity is determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP.

Under the fiscal 2022 PIP, 67% of the executives’ incentive opportunity was based on Company financial targets and the remaining 33% of the incentive opportunity was based on key initiatives in support of the Company’s Road to $2 Billion strategic plan. The financial metrics for 2022 consisted of Weekly Sales Average and Adjusted Operating Income for the second through fourth quarters of 2022. Adjusted Operating Income excludes loss on disposal and impairment of assets, net and gain on lease transactions, net. The Compensation Committee excluded the first quarter of 2022 from these financial metrics in light of the ongoing impacts of the COVID-19 pandemic during the first quarter of 2022. With respect to the financial metrics, the PIP provided for a sliding scale with threshold, target and maximum payout opportunities.

In February 2023, the Compensation Committee reviewed the Company’s performance targets in relation to the 2022 PIP metrics. Based upon actual results relative to targets, the Committee approved a payout totaling 55.7% of the opportunity to our Named Executive Officers, other senior management and all bonus eligible team members in the Restaurant Support Center for the performance targets component. The table below provides a summary of the performance targets and payouts for the 2022 PIP:

Target vs. Actual Achievement Payout

Metric	Target	Payout Range(1)	Results	Weight	Payout %	Weighted Payout

Weekly Sales Average (Q2-Q4 2022)	$119,000	25% to 150%	$114,000	33.5%	81%	27.1%

Adjusted Operating Income (Q2-Q4 2022)	$21.0 Million	50% to 130%	$4.9 Million	33.5%	0%	0.0%

Remodels	Design, test & launch initiative	0% to 100%	Achieved	6.6%	100%	6.6%

Turnover	Compared to Black Box	0% to 150%	Achieved	6.6%	108%	7.1%

Off-Premise Weekly Sales Average	Specified number per restaurant	0% to 150%	Achieved	6.6%	75%	5.0%

Beer Club Membership Growth	Specified number per restaurant	0% to 150%	Achieved	6.6%	50%	3.3%

New E-commerce Platform	Design & launch initiative	0% to 100%	Achieved	6.6%	100%	6.6%

Total Fiscal 2022 Achievement Payout				100.0%		55.7%

(1)

The combined payout on the weekly sales average and other key initiatives was capped at no more than 66% if the Company did not achieve at least 80% of the adjusted operating income metric, which it failed to do for fiscal 2022.

BJ’s Restaurants, Inc.	42

Compensation Discussion and Analysis  •  Determination of 2022 Executive Compensation

The table below shows the fiscal 2022 target annual incentive bonus for each Named Executive Officer under the PIP as compared to the actual fiscal 2022 bonus payout.

Fiscal 2022 Annual Incentive Bonus Plan: Actual Payout vs. Target Bonus

Name	Target Bonus	Target Bonus (as a % of Base Pay)	Actual Bonus	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)

Gregory S. Levin	$675,000	90.0%	$376,063	50.1%	55.7%

Thomas A. Houdek	$197,500	50.0%	$110,033	27.9%	55.7%

Gregory S. Lynds	$238,500	60.0%	$132,876	33.4%	55.7%

Kendra D. Miller	$219,000	60.0%	$122,011	33.4%	55.7%

Brian S. Krakower	$170,000	50.0%	$94,712	27.9%	55.7%

Long-Term Equity Compensation: Stock Options, RSUs and PSUs. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2022, long-term incentive compensation took the form of awards of stock options, RSUs and PSUs. Individual award amounts for executive officers were based on external market and internal pay and performance considerations and based on a targeted economic value as determined by the Compensation Committee.

The Company’s long-term equity awards generally have been allocated one-third to each of stock options, RSUs and PSUs and were allocated in this manner in 2022. The amount of annual equity awards granted to executive officers is based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions (where such information is available). However, in specific cases we may set the target value of the equity award higher or lower than the median where appropriate, based on factors such as our prior year performance, individual executive performance and impact on the business, and retention considerations.

Additionally, all of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operations, area vice presidents and certain brewing operations positions and selected high-performing Restaurant Support Center employees are eligible to receive equity awards in accordance with our Equity Incentive Plan. The grant of equity awards to our restaurant and brewing field operations teams is designed to increase retention and to promote long-term wealth building based on ownership of our equity.

Stock Options. Stock options provide the opportunity for participants to purchase shares of our Company’s Common Stock at a price that is equal to our Company’s stock price on the date of grant. Accordingly, we believe stock options are shareholder-aligned and performance-based, because executives realize increasing value only as the Company’s stock price increases, and executives realize zero value if our Company’s stock price does not increase above the grant-date stock price.

All stock options granted by us during fiscal 2022 were granted as non-qualified stock options with an exercise price equal to the most recent closing price of our Common Stock as of the date of grant. Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers in 2022 vest in three equal annual installments. Because team members only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our team members with an incentive to work toward increasing the long-term value of our Common Stock.

RSUs. RSUs differ from stock options in that the primary purpose of RSUs is to provide a component of equity based compensation that have a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on

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Compensation Discussion and Analysis  •  Determination of 2022 Executive Compensation

the number of vesting RSUs and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers for 2022 vest in three equal annual installments.

The Compensation Committee believes that RSU awards are effective in attracting, motivating and retaining high-quality management talent for all levels of our organization. All of our restaurant managing directors, general managers, executive kitchen market managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible for the Gold Standard Stock Ownership Program under our Equity Incentive Plan, and equity awards under this program are 100% in the form of RSUs. This program is a long-term wealth building program that is dependent on the participants’ extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period. The service period has generally been between three and five years.

PSUs. As with RSUs, PSUs are a component of equity based compensation that has a measurable value to recipients immediately upon their vesting. Also like stock options and RSUs, PSUs are shareholder-aligned because their underlying value is tied to the price of our Company’s Common Stock. However, PSUs differ from stock options and RSUs in that (i) predetermined performance goals must be achieved in order for the awards to vest, and (ii) the number of PSUs that vest may be higher than, lower than or equal to the target number of PSUs, based on whether performance is above, below or at those predetermined goals. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on the number of vesting PSUs and the fair market value of our share price at the time of vesting. PSUs granted to our executive officers for fiscal 2022 cliff vest after three years if the Company has met specific performance threshold goals. If such threshold goals are not achieved, zero PSUs are settled. The Company has awarded PSUs every year since 2016.

Long-Term Equity Compensation: 2020 PSU Grant Outcome. In January 2023, the Compensation Committee reviewed the performance of the Company relative to the performance targets established for PSUs granted in 2020. Although vesting of the 2020 PSU grants was to be based on the achievement of specific comparable sales metrics relative to the Black Box casual dining industry index from 2020 to 2022, the Compensation Committee elected to employ structured discretion to adjust the final vesting for the 2020 award to be 110% of target. Without any adjustments, the PSU vest would have been 150%, reflecting average annual comparable sales which exceeded the Black Box industry average by 4.2% over the three-year period. Given the volatility caused by the pandemic and the methodology of the metric, the calculation yielded comparable sales which were artificially high in 2021 when compared to 2020’s pandemic-affected lows.

In making its determination regarding vesting of the 2020 PSU award, the Compensation Committee took into account the methodology it utilized to exercise pandemic-related discretion the prior years with respect to the 2018 and 2019 PSU awards. Consistent with the discretion employed with respect to the 2018 and 2019 awards, the Committee determined it was appropriate to again exercise discretion with respect to the 2020 PSU grant to adjust the final vesting downward to 110% of target. This discretion resulted in a blended approach, measuring two years of the 2020 grant (or 2/3 of the vest) based on actual annual vesting percentages tied to annual results (150% in 2021 and 150% in 2022) and one year of the grant (1/3 of the vest) at 30% for 2020, resulting in an overall vesting of 110% of target (i.e., (30% + 150% + 150%) / 3 = 110%). The Compensation Committee approved a 30% discretionary achievement factor for 2020 in light of the unexpected effect of the pandemic on operations.

The Committee chose to exercise discretion in order to mitigate the penalty in 2020 and windfall in 2021 resulting from the extreme impacts of the COVID-19 pandemic on our business. The Compensation Committee and the Board believe this approach aligns with the best interests of our shareholders in recognizing the unique challenges associated with the COVID-19 pandemic and appropriately rewarding management performance and commitment for the three-year period.

2020 PSU Grant – Targeted Same Restaurant Comparable Sales Growth Over Black Box Index

3-Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%

% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

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Compensation Discussion and Analysis  •  Determination of 2022 Executive Compensation

2020 PSU Grant – Average Comparable Sales Growth Over Black Box Results

	2020	2021	2022	3-Year Average	Vest Percent

BJ’s Restaurants, Inc.(1)	-33.6%	47.4%	14.5%	9.4%

Black Box	-21.5%	32.6%	4.5%	5.2%

Results Based on Original Methodology(2)	-12.1%	14.8%	10.0%	4.2%	150%

Actual Vest Percentage Based on Modified Methodology	30%	150%	150%	110%	110%

(1)	Comparable restaurant sales are based on calendar years to align with Black Box methodology versus BJ’s Restaurants, Inc.’s fiscal calendar.

(2)	Percentages may not reconcile due to rounding.

2022 PSU Grant Metrics. Consistent with prior years, the 2022 PSU grants will cliff vest after the end of the third year based on the level of achievement against the established metric. The Compensation Committee reverted back to a relative comparable sales metric for 2022 after using a weekly sales average metric in 2021 due to the uncertainties resulting from the COVID-19 pandemic and related unreliability of the comp sales measurements. Given our strategic focus on sales building initiatives, we believe this relative metric is important in our incentive compensation mix to best align management incentives with long-term results that will deliver increased shareholder value. Vesting of 2022 PSUs will be determined by comparing the actual average comparable sales for each yearly period to the Black Box casual dining index, calculating vesting percentages for each year, and then averaging the vesting percentages for the three separate years to determine the total vesting percentage. In light of the continuing pandemic-related challenges facing the restaurant industry during the first quarter of 2022, the applicable performance periods for the 2022 PSUs are the second through fourth fiscal quarters of 2022, full year 2023 and full year 2024. In addition, the maximum payout opportunity for 2022 PSUs has been decreased to 150% of target to motivate and reward strategic and operational performance but mitigate unintended windfalls caused by unexpected volatility of results.

2022 PSU Grant – Targeted Same Restaurant Comparable Sales Growth Over Black Box Index

3-Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%

% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

Limited Executive Benefits and Perquisites. In addition to their eligibility to participate in our Company’s customary employee benefit plans, our executive officers are entitled to receive automobile allowances as their sole executive perquisite. Except for certain additional benefits provided to Mr. Levin in his current role as CEO, our executive officers receive no other form of executive benefit or perquisite.

Compensation Program for 2023

In designing our compensation program for fiscal 2023 and beyond, we continue to attempt to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts prove successful in generating growth and shareholder value while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance.

PIP. In February 2023, the Compensation Committee approved the fiscal 2023 PIP. The short-term bonus payout opportunity percentage for each Named Executive Officer remained unchanged in 2023, with the exception of Mr. Krakower’s bonus opportunity which increased from 50% to 60% of his base salary as a result of his promotion to Executive Vice President. Building upon the structure of the 2022 PIP, the 2023 PIP will return to a

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Compensation Discussion and Analysis  •  Compensation Program for 2023

traditional full year of metrics and will similarly include a combination of 70% financial goals relating to weekly sales average, Adjusted EBITDA, and realized cost savings, plus 30% tied to key initiatives in support of our strategic plan. The PIP performance metrics will be weighted as follows:

Metric	Weight

Financial Goals

Weekly Sales Average	30.0%

Adjusted EBITDA	30.0%

Cost Savings	10.0%

Key Initiatives

Restaurant Remodels	6.0%

Team Member Retention	6.0%

Loyalty Program	6.0%

Off-Premise Sales	6.0%

E-Commerce	6.0%

100.0%

In order to further assure that performance and compensation are appropriately aligned, if the Company does not achieve at least 85% of its Adjusted EBITDA metric, the combined payout on the other metrics will be capped at no more than 70% of the total bonus opportunity.

Long-Term Equity Compensation in 2023. Awards are comprised of stock options, RSUs and PSUs – each weighted one-third – with a cliff vest after the third year. Vesting criteria and vesting schedule for executive officers are consistent with prior years. Vesting of 2023 PSUs will be determined by comparing the actual average comparable sales for each yearly period to the Black Box casual dining index, calculating vesting percentages each year, and then averaging the vesting percentages for the three separate years to determine the total vesting percentage. In addition, the maximum payout opportunity for 2023 PSUs is again 150% of target.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee typically held in December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for executive officers and Restaurant Support Center team members is the 15th of January and, for stock options, the exercise price is the most recent closing price of our Common Stock as of the date of grant. Exceptions to the annual grant date may be made in certain circumstances for administrative convenience. If the 15th of January falls on a weekend or holiday, the execution date of the grants may occur on the first business day following the grant date.

For annual grants of RSUs, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our Common Stock as of the date of grant.

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Compensation Discussion and Analysis  •  Equity Grant Timing Practices

For annual grants of PSUs, the Compensation Committee approves the target annual award, and the final vesting percentages based upon Company performance against financial metrics.

New Hire Grant Dates. All equity award grants to certain newly hired team members are made on the 15th calendar day of the first month of the subsequent quarter following their first day of employment and based on a matrix that has been pre-approved by the Compensation Committee. Eligible newly hired team members receive a grant that is one-half RSUs and one-half stock options, unless they make an election at least two weeks prior to the grant date to receive all RSUs. For stock options, the exercise price is the closing price of our Common Stock on the date of grant. The number of RSUs granted to our new team members is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”). All of our restaurant managing directors, general managers, executive kitchen market managers, executive kitchen managers, directors of kitchen operations, and directors of operations are eligible to participate in the Gold Standard Stock Ownership Program under our Equity Incentive Plan, as amended. The grant date for new GSSOP participants is generally the 15th day of the first month of the subsequent quarter following approval of their acceptance into the program for ease of administration. The amount of the GSSOP awards granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the most recent closing market price of our Common Stock as of the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program may be eligible to participate in future GSSOP programs (“Supplemental GSSOP”) depending on their current position. Each participant eligible for the Supplemental GSSOP receives the fair market value of the award in RSUs. All awards under the Supplemental GSSOP vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the Supplemental GSSOP receive their grants on the 15th day of the quarter subsequent to their acceptance into the program.

All Other Grants. Our general practice is to issue equity grants annually or upon new employment or promotion to a qualifying management position as described above. In those instances when equity awards occur during the year due to team member promotions or other factors, the equity awards are approved in advance by the Compensation Committee, and the grant date is the 15th day of the first month of the quarter following the promotion or other event. The exercise price for such awards is always based on the most recent closing price of our Common Stock as of the date of grant.

Compensation of Chief Executive Officer

Compensation of Gregory S. Levin. On June 30, 2021, we entered into an employment agreement with Gregory S. Levin pursuant to which he began serving as our Chief Executive Officer commencing September 1, 2021. The terms of Mr. Levin’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Levin and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Levin’s experience and skill set. The terms and conditions of Mr. Levin’s compensation under the employment agreement are presented below:

Term. The term of the Agreement commenced on September 1, 2021, and will terminate December 31, 2026 (unless earlier terminated in accordance with the terms of the Employment Agreement). The Agreement provides for automatic renewals for additional one-year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary. Base salary shall be $750,000 with increases of $50,000 on each of January 1, 2023, and January 1, 2024, subject to additional increases at the discretion of the Compensation Committee. Mr. Levin’s salary was increased to $800,000 on January 1, 2023.

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Compensation Discussion and Analysis  •  Compensation of Chief Executive Officer

Bonus Opportunity. Annual Bonus opportunity target at no less than 90% of Mr. Levin’s base salary. In light of the Company’s performance in 2022, Mr. Levin received 55.7% of his bonus opportunity. Mr. Levin’s 2023 target bonus opportunity was established under the terms of our 2023 PIP and was increased to 100% of his base salary.

Additional Benefits. Mr. Levin receives up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, and the use of a company automobile or automobile allowance of up to $1,800 per month.

Equity Grants. Mr. Levin’s annual long-term equity incentive grant for 2022 has a grant date fair market value of $1.5 million and consists of a combination of non-qualified stock options, RSUs and PSUs to be allocated among such awards and subject to such vesting terms as the Board may determine consistent with the allocation and vesting of awards to other senior officers of the Company. For 2023, based on the recommendation of our Compensation Consultant and consistent with industry practices, Mr. Levin received a long-term equity grant valued at $2,000,000 comprised of one-third to each of stock options, RSUs and PSUs. The vesting conditions and performance criteria for PSUs are the same as those that apply to other executive officers as described above and as noted above.

In connection with his promotion to Chief Executive Officer, in September 2021, the Company made Mr. Levin a supplemental equity grant having a grant date fair market value of $750,000. Such supplemental equity grant is subject to a three year “cliff” vesting period and is divided equally between RSUs and stock options. In the event Mr. Levin is terminated by the Company without Cause or resigns for Good Reason (i) prior to August 31, 2023, the supplemental equity grant will become fully vested, and (ii) subsequent to September 2, 2023 but prior to August 31, 2024, the supplemental equity grant will vest pro rata based on the portion of the three year vesting period completed.

In the event Mr. Levin is terminated by the Company without Cause, resigns for Good Reason, dies or suffers a Disability during the Term, Mr. Levin (or his estate or designated representative) shall have twelve months following termination to exercise any stock option awards.

Termination; Severance; Change of Control. The Company may terminate Mr. Levin’s employment at any time. If Mr. Levin is terminated or resigns for any reason or if Mr. Levin dies or becomes Disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law or Company plans, contracts or arrangements.

In the event of termination by the Company without Cause or resignation by Mr. Levin for Good Reason, or as a result of Mr. Levin’s Disability, in addition to the Base Termination Payments, Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) cash payments equal to 150% of his then current base salary (payable over 18 months); (iii) a lump sum cash payment equal to the lesser of the prior fiscal year Bonus paid or payable to Mr. Levin or 100% of the target Bonus for the fiscal year of termination (prorated in either case based on the number of days elapsed in the fiscal year of termination); (iv) immediate vesting of any unvested equity based awards to the extent such awards would have become vested had Mr. Levin remained in continuous service with the Company for 90 days after termination; and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

In the alternative, if Mr. Levin is terminated without Cause (for reasons other than death or Disability) or resigns for Good Reason during the 90 days prior to or the 12 months following a Change of Control (as such term is defined in the Plan), Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 200% of his then current base salary, (iii) a lump sum cash payment equal to the lesser of his prior fiscal year Bonus or 100% of the target Bonus for the fiscal year of termination,

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Compensation Discussion and Analysis  •  Compensation of Chief Executive Officer

(iv) to the extent vesting is not automatically accelerated under the terms of the Plan, immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved, and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

Board Seat. The Company and the Board will take all reasonable action within their control to cause Mr. Levin to be named to the Board promptly following September 1, 2021 and, at all times while he is serving as CEO, (i) to be nominated for election to the Board at each annual meeting of Shareholders and, if elected, (ii) to remain on the Board.

Definition of Cause. For purposes of the Employment Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Levin and intended to result in material personal gain or enrichment of Mr. Levin or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate and that is materially injurious to the Company, (iii) the conviction or plea of nolo contendere of Mr. Levin of a felony, (iv) the commission by Mr. Levin of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or its affiliates (subject to a notice requirement from the Board and a 30-day cure period), (v) the ongoing and repeated material neglect of Mr. Levin’s duties on a general basis (other than as a result of illness or disability) (subject to a notice requirement and a 30-day cure period), or (vi) the material breach of any terms and conditions of the Employment Agreement by Mr. Levin (subject to a notice requirement and a 30-day cure period).

Definition of Good Reason. For purposes of the Employment Agreement and subject to the Company’s right to cure within 30 days after written notice, “Good Reason” means: (i) removal of Mr. Levin as CEO or any failure by the Company to nominate or seek reelection of Mr. Levin to the Board while serving as CEO, other than for death, disability, Cause or his voluntary resignation, (ii) any involuntary material reduction in Mr. Levin’s then-current base salary, involuntary reduction in his target bonus percentage below 90%, or any involuntary material reduction in his comprehensive benefits package, (iii) assignment to Mr. Levin of duties that represent or constitute a material adverse change in his position, duties, responsibilities and status with the Company, (iv) an involuntary material adverse change in Mr. Levin’s authorities or reporting responsibilities except in connection with his termination for Cause, or by reason of his death, Disability or voluntary resignation, (v) a relocation of the Company’s principal executive offices to a location that is more than 60 miles from the location of Mr. Levin’s primary residence that was not recommended by Mr. Levin to the Board, or (vi) the material breach of any terms and conditions of the Employment Agreement by the Company.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2022, Ms. Ottinger, Mr. Bassi, Mr. Bouts, and Ms. Chaurasia served on the Compensation Committee. Mr. Robinson joined the Compensation Committee in January 2022. Mr. Elbogen resigned from the Committee in January 2022, and rejoined the Committee in January 2023. No member of the Compensation Committee who served during fiscal 2022 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2022.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

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Compensation Discussion and Analysis  •  Clawback Policy

Clawback Policy

The Compensation Committee may require that a PIP participant repay to us certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision that applies in certain circumstances including fraud, theft, violations of laws, and intentional misconduct. Pursuant to the Clawback Policy, the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular target award. In addition, to the extent required by applicable law or as otherwise determined by the Compensation Committee, equity awards under the Equity Incentive Plan, as amended, will include clawback provisions. The Clawback Policy may be amended to ensure ongoing compliance with new or changed regulatory requirements. We will re-assess our policy in 2023 upon the adoption of recently announced NASDAQ rules governing clawbacks of executive compensation.

BJ’s Restaurants, Inc.	50

Compensation Committee Report  •  Summary Compensation Table

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lea Anne S. Ottinger, Chair	Peter A. Bassi	Larry D. Bouts	Bina Chaurasia	Noah A. Elbogen	Julius W. Robinson, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 3, 2023, of our Chief Executive Officer and President, and Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as of January 3, 2023, and whose salary and bonus compensation for the year ended January 3, 2023, was at least $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)

Gregory S. Levin	2022	750,000	376,063	1,000,047	499,884	24,035	(5)	2,650,029
Chief Executive Officer and	2021	566,667	390,207	908,372	641,625	12,792	(5)	2,519,663
President	2020	437,051	—	437,997	200,106	12,792	(5)	1,087,946

Thomas A. Houdek	2022	395,000	110,033	150,056	74,984	12,792	(6)	742,865
Senior Vice President and	2021	310,300	98,146	225,989	18,333	4,484	(6)	657,252
Chief Financial Officer	2020	240,664	—	52,058	18,344	—	(6)	311,066

Gregory S. Lynds	2022	397,500	132,876	150,056	74,984	9,192	(7)	764,608
Executive Vice President and	2021	390,000	211,770	216,724	108,335	9,192	(7)	936,021
Chief Development Officer	2020	349,648	—	180,429	75,041	9,192	(7)	614,310

Kendra D. Miller	2022	365,000	122,011	150,056	74,984	12,792	(8)	724,843
Executive Vice President,	2021	350,000	190,050	216,724	108,335	12,792	(8)	877,901
General Counsel and Secretary	2020	312,843	—	177,234	75,041	12,792	(8)	577,910

Brian S. Krakower	2022	340,000	94,712	133,340	66,660	12,792	(9)	647,504
Executive Vice President and	2021	325,000	147,063	200,024	99,989	12,792	(9)	784,868
Chief Information Officer	2020	289,831	—	158,519	66,702	12,792	(9)	527,844

(1)	The 2020 amounts reflect temporary salary reductions due to the COVID-19 pandemic.

(2)	May include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(3)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(4)

The amounts in this column do not reflect amounts paid to or realized by the named individual for the respective fiscal years. Instead, these amounts reflect the aggregate grant date fair value of awards

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Compensation Committee Report  •  Summary Compensation Table

computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2022 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 3, 2023, as filed with the SEC. Additionally, the 2020 amounts include the special fully vested RSU grants to reimburse each named executive officer for the approximate value of the foregone cash compensation resulting from the salary reductions due to the COVID-19 pandemic.

(5)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2022, 2021, and 2020, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($23,243, $12,000 and $12,000).

(6)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2022, 2021, and 2020, respectively, including group term life insurance ($792, $792, and $0) and auto allowance ($12,000, $3,692 and $0).

(7)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2022, 2021, and 2020, respectively, including group term life insurance ($792, $792 and $792) and auto allowance ($8,400, $8,400 and $8,400).

(8)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2022, 2021, and 2020, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $12,000).

(9)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2022, 2021, and 2020, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $12,000).

Grants of Plan-Based Awards

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted under our Equity Incentive Plan, as amended, and our PIP during the fiscal year ended January 3, 2023, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

					Stock Awards					Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Number of Securities Underlying All Other Stock Awards (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)(7)	Number of Securities Underlying Option Awards (#)(8)	Exercise or Base Price of Option Awards ($/Share) (9)	Grant Date Fair Value of Option Awards ($)(7)(10)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)

Gregory S. Levin	01/15/22	236,419	675,000	922,725	7,748	15,495	23,243	15,495	1,000,047	28,766	32.27	499,884

Thomas A. Houdek	01/15/22	69,174	197,500	269,983	1,163	2,325	3,488	2,325	150,056	4,315	32.27	74,984

Gregory S. Lynds	01/15/22	83,535	238,500	326,030	1,163	2,325	3,488	2,325	150,056	4,315	32.27	74,984

Kendra D. Miller	01/15/22	76,705	219,000	299,373	1,163	2,325	3,488	2,325	150,056	4,315	32.27	74,984

Brian S. Krakower	01/15/22	59,543	170,000	232,390	1,033	2,066	3,099	2,066	133,340	3,836	32.27	66,660

(1)

Threshold bonus amounts assume the following Company performance target achievements: 85% of weekly sales average target (or a 25% payout for this component) and 80% of adjusted operating income target (or a 50% payout for this component), a 50% payout related to our turnover, weekly sales average and beer club membership initiatives and a zero payout for all other key initiatives.

BJ’s Restaurants, Inc.	52

Compensation Committee Report  •  Grants of Plan-Based Awards

(2)

Target bonus amounts assume achievement of 100% of the Company’s performance targets. Target awards are a percentage of base salary for fiscal 2022, as follows: 90% for Mr. Levin, 50% for Mr. Houdek, 60% for Mr. Lynds and Ms. Miller and 50% for Mr. Krakower.

(3)

Maximum bonus amounts assume achievement of at least 110% of the Company’s weekly sales average target (or a 150% payout for this component), and achievement of at least 150% of the Company’s adjusted operating income target (or a 130% payout for this component). Additionally, the maximum bonus assumes payout of either 100% or 150% for our other key initiatives. For actual amounts paid under the PIP for fiscal 2022, see the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” included in this Proxy Statement.

(4)

These columns show the number of performance-based stock (“PSUs”) awards, subject to performance achievements, granted in fiscal 2022 to the Named Executive Officers. The criteria is based on the Company’s three year average same restaurant comparable sales growth performance compared to an industry benchmark for fiscal years 2022, 2023 and 2024. Executives are eligible to earn from 50% to 150% of the award target based on performance against benchmark, and the award is forfeited if the Company does not achieve its threshold goal.

(5)	This column shows the number of restricted stock (“RSUs”) awards granted in fiscal 2022 to the named executive officers. All of such RSUs vest in three equal annual installments.

(6)	The fair value of the PSUs and RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(7)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2022. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(8)

This column shows the number of stock options granted in fiscal 2022 to the Named Executive Officers. All of such options vest in three equal annual installments and expire ten years from the date of grant.

(9)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(10)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

53	2022 Proxy Statement

Compensation Committee Report  •  Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 3, 2023.

Outstanding Equity Awards on January 3, 2023

		Stock Awards

		RSU		PSU		Option Awards

Name	Grant Date	Number of Shares or Awards of Stock That Have Not Vested (#)(1)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(2)	Number of Shares or Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(4)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Gregory S. Levin	01/15/20	1,714	46,021	5,142	138,063	01/15/15	16,543	—		47.04	01/15/25
	01/15/21	3,790	101,762	5,685	152,642	03/02/15	4,168	—		52.98	03/02/25
	09/01/21	8,770	235,475	—	—	01/15/16	4,000	—		42.41	01/15/26
	01/15/22	15,495	416,041	15,495	416,041	01/15/17	8,843	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	15,503	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	11,662	—		53.22	01/15/29
	—	—	—	—	—	01/15/20	12,733	6,368	(5)	38.90	01/15/30
	—	—	—	—	—	01/15/21	3,738	7,475	(6)	46.91	01/15/31
	—	—	—	—	—	09/01/21	—	16,832	(7)	42.76	09/01/31
	—	—	—	—	—	01/15/22	—	28,766	(8)	32.27	01/15/32

Thomas A. Houdek	01/15/20	157	4,215	472	12,673	01/15/20	1,168	583	(5)	38.90	01/15/30
	01/15/21	260	6,981	391	10,498	01/15/21	257	514	(6)	46.91	01/15/31
	01/15/21	2,559	68,709	—	—	01/15/22	—	4,315	(8)	32.27	01/15/32
	09/01/21	780	20,943	—	—	—	—	—		—	—
	01/15/22	2,325	62,426	2,325	62,426	—	—	—		—	—

Gregory S. Lynds	01/15/20	643	17,265	1,929	51,794	01/15/15	10,340	—		47.04	01/15/25
	01/15/21	1,540	41,349	2,310	62,024	01/15/16	4,065	—		42.41	01/15/26
	01/15/22	2,325	62,426	2,325	62,426	01/15/17	5,537	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	6,201	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	4,771	—		53.22	01/15/29
	—	—	—	—	—	01/15/20	4,775	2,388	(5)	38.90	01/15/30
	—	—	—	—	—	01/15/21	1,519	3,037	(6)	46.91	01/15/31
	—	—	—	—	—	01/15/22	—	4,315	(8)	32.27	01/15/32

Kendra D. Miller	01/15/20	643	17,265	1,929	51,794	01/15/14	656	—		29.88	01/15/24
	01/15/21	1,540	41,349	2,310	62,024	01/15/15	1,655	—		47.04	01/15/25
	01/15/22	2,325	62,426	2,325	62,426	01/15/16	929	—		42.41	01/15/26
	—	—	—	—	—	01/15/17	2,768	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	4,651	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	4,771	—		53.22	01/15/29
	—	—	—	—	—	01/15/20	4,775	2,388	(5)	38.90	01/15/30
	—	—	—	—	—	01/15/21	1,519	3,037	(6)	46.91	01/15/31
	—	—	—	—	—	01/15/22	—	4,315	(8)	32.27	01/15/32

Brian S. Krakower	01/15/20	571	15,331	1,714	46,021	01/15/15	4,136	—		47.04	01/15/25
	01/15/21	1,421	38,154	2,132	57,244	01/15/16	1,487	—		42.41	01/15/26
	01/15/22	2,066	55,472	2,066	55,472	01/15/18	3,151	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	3,711	—		53.22	01/15/29
	—	—	—	—	—	01/15/20	4,245	2,122	(5)	38.90	01/15/30
	—	—	—	—	—	01/15/21	1,402	2,803	(6)	46.91	01/15/31
	—	—	—	—	—	01/15/22	—	3,836	(8)	32.27	01/15/32

(1)	All RSUs vest in three equal installments.

(2)	The fair value of the RSUs is based on the closing stock price of our Common Stock on January 3, 2023.

BJ’s Restaurants, Inc.	54

Compensation Committee Report  •  Outstanding Equity Awards at Fiscal Year-End

(3)

PSUs cliff vest at the end of three years if all criteria have been met, in an amount consistent with the achievement of the performance criteria; otherwise, they are cancelled in whole or part, depending on the achievement of the performance or criteria.

(4)	The fair value of the PSUs is based on the closing stock price of our Common Stock on January 3, 2023.

(5)	The unexercisable options vest in three annual installments commencing January 15, 2021.

(6)	The unexercisable options vest in three annual installments commencing January 15, 2022.

(7)	The unexercisable options vest in three annual installments commencing September 1, 2022.

(8)	The unexercisable options vest in three annual installments commencing January 15, 2023.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2022 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Gregory S. Levin	8,119	262,941	—	—

Thomas A. Houdek	2,596	69,469	—	—

Gregory S. Lynds	3,259	105,553	—	—

Kendra D. Miller	3,259	105,553	—	—

Brian S. Krakower	2,717	87,977	—	—

(1)	Value includes accrued dividends released and realized.

Potential Payments upon Termination or Change in Control

The following severance arrangements are in place for our current executive officers:

Summary of Severance for Executive Officers

Title	Severance	Benefits

Executive Vice Presidents	12 months annual base salary	12 months of COBRA benefit payments (if not covered by another plan)

Senior Vice Presidents	6 months annual base salary plus an additional month of base salary for each full year of service (up to a maximum of 6 additional months)	COBRA benefit payments for the severance period (if not covered by another plan)

Receipt of the above severance payments is contingent upon the executive executing a release of claims. No severance payments or benefits described above shall be payable in the event of a resignation or voluntary separation from employment for any reason or in the event of termination with cause.

The severance payable to Mr. Levin, the Company’s Chief Executive Officer and President, is governed by the terms of Mr. Levin’s existing employment agreement with the Company described elsewhere in this Proxy Statement.

55	2022 Proxy Statement

Compensation Committee Report  •  Potential Payments upon Termination or Change in Control

The following table describes the potential payments upon termination without cause or, after a change in control, termination without cause or termination for good reason for each named executive officer:

Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)

Name	Cash Payment ($)(1)		Acceleration of Vesting of Awards ($)(3)	Benefits and Perquisites ($)(4)

Gregory S. Levin	2,362,500	(2)	1,506,043	20,476

Thomas A. Houdek	296,250		248,873	10,238

Gregory S. Lynds	397,500		297,283	13,650

Kendra D. Miller	365,000		297,283	11,890

Brian S. Krakower	340,000		267,695	13,648

(1)	Assumes termination payments as of January 3, 2023, for each executive for termination without cause or for good reason.

(2)	Mr. Levin will receive $2,925,000 if termination follows a change of control.

(3)

Calculated based on a termination date of January 3, 2023, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Acceleration of vesting occurs only if termination without cause or by the Named Executive Officer for good reason occurs within one year following a change of control (as such terms are defined in our Equity Incentive Plan).

(4)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

Non-Qualified Deferred Compensation

Selected key executives and certain other highly compensated team members, including our Named Executive Officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2022, the investment funds available to participants provided rates of return ranging from -30.2% to 1.5%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

BJ’s Restaurants, Inc.	56

Compensation Committee Report  •  Non-Qualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2022 and the account balances as of January 3, 2023 (the last business day of 2022), for our Named Executive Officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings/ (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)

Gregory S. Levin	266,564	—	(105,585)	(56,413)	720,598

Thomas A. Houdek	1,481	—	(13,690)	—	55,315

Gregory S. Lynds	—	—	—	—	—

Kendra D. Miller	36,688	—	(61,308)	—	336,038

Brian S. Krakower	—	—	—	—	—

(1)	These amounts represent the executive’s contributions during fiscal 2022 and are included in the “Salary” column in the Summary Compensation Table for fiscal 2022.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer for fiscal 2022, to the annual total compensation of our median team member. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

The overwhelming majority of our team member population consists of hourly part-time restaurant team members. To identify the median team member, we used 2022 gross wages for full-time and part-time individuals who were employed by us on January 3, 2023, other than Mr. Levin. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation for team members who were not employed by us for all of fiscal 2022 by taking a team member’s compensation for the number of days they were employed and annualizing such amount for the full year. Our median team member for 2022 was identified as a server.

Our median team member worked an average of 20 hours per week in 2022. We calculated annual total compensation for such team member using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table for fiscal 2022.

Based on the foregoing, our estimated ratio of Mr. Levin’s annual total compensation to our median team member’s annual total compensation for fiscal 2022 is as follows:

Median team member annual total compensation	$23,756

Mr. Levin annual total compensation	$2,650,029

Ratio	112:1

The methodologies used by public companies to determine an estimate of their pay ratio will vary and, because of the large number of hourly part-time personnel employed by restaurant companies, the pay ratios in the restaurant industry will generally be higher than is the case with other industries that do not rely on part-time or hourly team members. As a result, the estimated ratio reported above should not be used as a basis for comparison between companies.

57	2022 Proxy Statement

Compensation Committee Report
•
  Pay Versus Performance

Pay Versus Performance
In accordance with Item 402(v) of SEC Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and non-PEO

Named Executive Officers

(“Non-PEO

NEOs”) and
certain aspects of our financial performance. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis.
The following table summarizes compensation paid to our PEO as set forth in our Summary Compensation Table, compensation actually paid to our PEO, average compensation paid to our
Non-PEO
NE
Os as
set forth in our Summary Compensation Table, and average compensation actually paid to our
Non-PEO
NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Pay versus Performance Table

							Value of Initial Fixed $100 Investment Based On (4) :		In Thousands

Fiscal Year (1)	Summary Compensation Table Total for Mr. Levin PEO 1 (2)	Summary Compensation Table Total for Mr. Trojan PEO 2 (2)	Compensation Actually Paid to Mr. Levin PEO 1 (3)	Compensation Actually Paid to Mr. Trojan PEO 2 (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (Loss)	Operating Loss (6)

2022	$2,650,029	N/A	$1,945,628	N/A	$719,955	$396,206	$69.49	$96.84	$4,076	$(5,480)

2021	$2,519,663	$3,711,615	$2,579,184	$4,267,251	$856,556	$861,636	$91.02	$121.51	$(3,606)	$(16,507)

2020	N/A	$2,420,804	N/A	$3,039,372	$696,597	$688,107	$101.40	$126.87	$(57,885)	$(86,431)

(1)	Mr. Levin succeeded Mr. Trojan as PEO on September 1, 2021. Mr. Trojan served as the PEO for the entirety of fiscal year 2020. Our Non-PEO NEOs for the applicable fiscal years were as follows:

•	FY 2022: Mr. Houdek, Mr. Lynds, Ms. Miller, and Mr. Krakower

•	FY 2021: Mr. Houdek, Mr. Mayer, Mr. Lynds, and Ms. Miller

•	FY 2020: Mr. Levin, Mr. Mayer, Mr. Lynds, Mr. Ledwith, and Ms. Miller

(2)
Amounts reported in these columns represent the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of our PEOs, Messrs. Levin and Trojan, and the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for our
Non-PEO
NEOs reported for the applicable fiscal year.

(3)
Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the Summary Compensation Table for the applicable fiscal year. A reconciliation of the adjustments for our PEOs, Messrs. Levin and Trojan, and for the average of the
Non-PEO
NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP amounts from Summary Compensation Table amounts.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last day in fiscal year 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.

(5)
“Peer Group” represents the S&P 600 Restaurant Group Index, which we have identified as our peer group for purposes of Item 402(v) and which we use for purposes of compliance with Item 201(e) of Regulation
S-K.

BJ’s Restaurants, Inc.	58

Compensation Committee Report
•
  Pay Versus Performance

(6)
We have determined that operating income is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance.

Reconciliation of Summary Compensation to Compensation Actually Paid

	Fiscal 2022		Fiscal 2021			Fiscal 2020

	Mr. Levin PEO 1	Average Non-PEO NEOs	Mr. Levin PEO 1	Mr. Trojan PEO 2	Average Non-PEO NEOs	Mr. Trojan PEO 2	Average Non-PEO NEOs

Summary Compensation Table Total	$2,650,029	$719,955	$2,519,663	$3,711,615	$856,556	$2,420,804	$696,597

Minus Stock Award Value Reported in Summary Compensation Table for the Fiscal Year	(1,000,047)	(145,877)	(908,372)	(1,333,370)	(219,040)	(1,069,905)	(230,778)

Minus Option Award Value Reported in Summary Compensation Table for the Fiscal Year	(499,884)	(72,903)	(641,625)	(666,559)	(85,835)	(500,260)	(100,054)

Plus Year End Fair Value of Equity Awards Granted During the Fiscal Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	1,331,266	177,747	1,408,643	1,997,836	254,557	1,891,623	270,478

(Minus) Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Years	(461,714)	(170,290)	11,391	29,036	1,686	119,751	15,973

Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	—	2,404	69,864	24,223

(Minus) Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Fiscal Year	(76,232)	(47,447)	183,544	511,023	49,705	84,993	8,989

Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	—	(66,235)	—	—	—	—	—

Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	2,210	1,256	5,940	17,670	1,603	22,502	2,679

Compensation Actually Paid	$1,945,628	$396,206	$2,579,184	$4,267,251	$861,636	$3,039,372	$688,107

59	2022 Proxy Statement

Compensation Committee Report
•
  Pay Versus Performance

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Performance Measures Used to Link Company Performance and CAP
The following is a list of performance measures, which in our assessment represent the most important performance measures we use to link compensation actually paid to the Named Executive Officers for fiscal
2022. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see the Compensation Discussion and Analysis for a further description of these metrics and how they are used in our executive compensation program.

1.	Operating Income

2.	Comparable Restaurant Sales as measured against Black Box

3.	Weekly Sales Average
Relationship between CAP and TSR
The graph below illustrates the relationship between TSR and our Peer Group TSR as well as the relationship between CAP and TSR for our PEO and average
Non-PEO
NEOs.

BJ’s Restaurants, Inc.	60

Compensation Committee Report
•
  Pay Versus Performance

Relationship between CAP and GAAP Net Income
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Net Income for the applicable fiscal year.

Relationship between CAP and GAAP Operating Loss (our Company-Selected Measure)
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Operating Loss for the applicable fiscal year.

61	2022 Proxy Statement

Compensation Committee Report  •  Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

Consulting Agreement with Gregory A. Trojan. Effective January 1, 2022, we entered into a Consulting Agreement with Mr. Trojan for the period from January 1, 2022 until the earlier of (i) voluntary resignation by Mr. Trojan as a member of the Board of Directors, (ii) thirty (30) days following delivery of notice of termination by Mr. Trojan or by us, (iii) immediately upon Mr. Trojan’s death or disability, or (iv) January 31, 2024; provided, however, that unless otherwise consented by Mr. Trojan in writing, we will not terminate pursuant to clause (ii) above prior to January 31, 2024. Mr. Trojan will receive a fee of $1,000 per month for consulting services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. We also agreed to provide Mr. Trojan and his spouse with continued group health insurance coverage (or continuation coverage under COBRA) until the termination of the Consulting Agreement or, other than in the case of his voluntary resignation from the Board or his termination of the Consulting Agreement, until Mr. Trojan’s sixty fifth birthday (in May 2024).

Transactions with BJ’s Act III, LLC and its Affiliates. See “Relationship with BJ’s Act III, LLC” on page 6 above.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are a subject of our Code of Integrity, Ethics and Conduct.

BJ’s Restaurants, Inc.	62

Delinquent Section 16(A) Reports

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except as set forth below. Based on the information provided to us by the persons or entities indicated:

•

Due to an administrative error, the following directors and officers did not timely file a Form 4 with respect to their annual equity grants on January 15, 2022: Peter A. Bassi , Larry A. Bouts, Bina Chaurasia, James A. Dal Pozzo, Gerald W. Deitchle, Noah A. Elbogen, Jacob J. Guild, Thomas A. Houdek, Brian S. Krakower, Lon F. Ledwith, Gregory S. Levin, Gregory S. Lynds, Kevin E. Mayer, Kendra D. Miller, Lea Anne S. Ottinger, Keith E. Pascal, Alexander M. Puchner, Janet M. Sherlock, Gregory A. Trojan, and Patrick D. Walsh. The required Form 4s were filed one day following the January 19, 2022 due date.

•	Christopher P. Pinsak did not timely file a Form 3 in connection with his promotion to an executive officer in May 2022. Mr. Pinsak subsequently filed his Form 3 on November 17, 2022.

•

Amy B. Krallman did not timely file a Form 3 in connection with joining the Company on October 3, 2022, or in connection with her initial equity compensation grant on October 15, 2022. Ms. Krallman subsequently filed both forms on October 25, 2022.

•	Heidi E. Rogers did not timely file a Form 3 in connection with her promotion to an executive officer on December 14, 2022. Ms. Rogers subsequently filed her Form 3 on February 21, 2023.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in our Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 30, 2023.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2024 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on February 28, 2024, and no earlier than January 29, 2024. This notice must contain the information required by our bylaws. In the event that the 2024 Annual Meeting is called for a date that is not within 30 days of June 15, 2024, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2024 Annual Meeting is first made.

The advance notice provisions of our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on December 30, 2023.

63	2023 Proxy Statement

Shareholder Proposals for 2024 Annual Meeting

The proxy solicited by the Board of Directors for the 2024 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 14, 2024. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT

Accompanying this Proxy Statement is our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended January 3, 2023, which has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

The Proxy Statement related to our 2023 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended January 3, 2023, our Annual Report on Form 10-K for the fiscal year ended January 3, 2023, and directions to attend our 2023 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 28, 2023

Huntington Beach, California

BJ’s Restaurants, Inc.	64

BJ'S RESTAURANTS, INC.

7755 CENTER AVENUE, STE 300
HUNTINGTON BEACH, CA 92647

WWW.BJSRESTAURANTS.COM

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on June 14, 2023

Online Go to www.investorvote.com/BJRI or scan the QR code – login details are located in the shaded bar below

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BJRI

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, EVERY YEAR for Proposal 2, and FOR Proposals 3 and 4.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
01 - PETER A. BASSI	☐	☐	02 - LARRY D. BOUTS	☐	☐	03 - BINA CHAURASIA	☐	☐

04 - JAMES A. DAL POZZO	☐	☐	05 - GERALD W. DEITCHLE	☐	☐	06 - NOAH A. ELBOGEN	☐	☐

07 - GREGORY S. LEVIN	☐	☐	08 - LEA ANNE S. OTTINGER	☐	☐	09 - JULIUS W. ROBINSON, JR.	☐	☐

10 - JANET M. SHERLOCK	☐	☐	11 - GREGORY A. TROJAN	☐	☐

	1 Year	2 Years	3 Years	Abstain		For	Against	Abstain
2. Approval, on an advisory and non-binding basis, of the frequency of future advisory shareholder votes on executive compensation.	☐	☐	☐	☐	3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.	☐	☐	☐
		For	Against	Abstain
4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.		☐	☐	☐

NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BJRI

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+
Proxy – BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 15, 2023

THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON THURSDAY, JUNE 15, 2023, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, EVERY YEAR FOR PROPOSAL 2, AND FOR PROPOSALS 3 AND 4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)

C	Non-Voting Items

Change of Address – Please print new address below.

⬛	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, EVERY YEAR for Proposal 2, and FOR Proposals 3 and 4.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
01 - PETER A. BASSI	☐	☐	02 - LARRY D. BOUTS	☐	☐	03 - BINA CHAURASIA	☐	☐

04 - JAMES A. DAL POZZO	☐	☐	05 - GERALD W. DEITCHLE	☐	☐	06 - NOAH A. ELBOGEN	☐	☐

07 - GREGORY S. LEVIN	☐	☐	08 - LEA ANNE S. OTTINGER	☐	☐	09 - JULIUS W. ROBINSON, JR.	☐	☐

10 - JANET M. SHERLOCK	☐	☐	11 - GREGORY A. TROJAN	☐	☐

	1 Year	2 Years	3 Years	Abstain		For	Against	Abstain
2. Approval, on an advisory and non-binding basis, of the frequency of future advisory shareholder votes on executive compensation.	☐	☐	☐	☐	3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.	☐	☐	☐
		For	Against	Abstain
4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.		☐	☐	☐

NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	1 U P X 5 7 5 3 2 2	+

03SCOC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 15, 2023

THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON THURSDAY, JUNE 15, 2023, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, EVERY YEAR FOR PROPOSAL 2, AND FOR PROPOSALS 3 AND 4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)